EXHIBIT 99.2


                            STOCK PURCHASE AGREEMENT

                                -BY AND BETWEEN-

                            HEALTHPLAN HOLDINGS, INC.

                             A DELAWARE CORPORATION,

                                      -AND-

                        HEALTHPLAN SERVICES CORPORATION,

                             A DELAWARE CORPORATION



                            DATED AS OF APRIL 1, 2001

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I            PURCHASE AND SALE OF COMPANY STOCK;
                       CONSIDERATION; CLOSING DATE.............................1
        1.1          Purchase and Sale of Company Stock........................1
        1.2          Purchase Price............................................2
        1.3          Closing Payments..........................................2
        1.4          Purchase Price Adjustment.................................2
        1.5          Closing...................................................4

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF THE
                       PURCHASER...............................................5
        2.1          Corporate Organization, Etc...............................5
        2.2          Authorization.............................................5
        2.3          Brokers and Finders.......................................5
        2.4          Investment Represntations.................................5

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF THE
                       STOCKHOLDER AND THE SELLER..............................6
        3.1          Corporate Organization, Etc...............................6
        3.2          Authorization.............................................6
        3.3          Capitalization ............................................
        3.4          Financial Information.....................................8
        3.5          Ordinary Course; No Material Adverse Change...............8
        3.6          Assets Necessary for the Businesses.......................9
        3.7          Accounts Receivable.......................................9
        3.8          Property..................................................9
        3.9          Contracts................................................11
        3.10         Intellectual Property....................................12
        3.11         Legal Proceedings........................................12
        3.12         Licenses and Compliance with Law.........................12
        3.13         Environmental Matters....................................13
        3.14         Labor Matters............................................14
        3.15         Taxes....................................................14
        3.16         Compensation.............................................15
        3.17         Employee Benefit Plans...................................16
        3.18         Relationships with Customers and Suppliers...............17
        3.19         Consultants..............................................17
        3.20         Other Entities...........................................17
        3.21         No Undisclosed Liabilities...............................17
        3.22         Accounts Payable and Other Accrued Expenses..............17
        3.23         Absence of Changes.......................................18
        3.24         Insurance................................................20
        3.25         Bank Accounts............................................20
        3.26         Affiliate and Associate Transactions.....................20
        3.27         Brokers and Finders......................................20
        3.28         Information Accurate and Complete; Reliance..............21

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                           TABLE OF CONTENTS (CONT'D)


        3.29         No Indebtedness..........................................21
        3.30         Third Party Obligations..................................21
        3.31         Services Provided by Corporate...........................21

ARTICLE IV           COVENANTS................................................21
        4.1          Conduct of the Business..................................21
        4.2          Access...................................................22
        4.3          Preservation of Organization.............................22
        4.4          No-Shop..................................................23
        4.5          Notification of Certain Matters..........................23
        4.6          Non-Competition, Non-Solicitation and Non-Disclosure.....23
        4.7          Best Efforts.............................................23
        4.8          Use of Names.............................................23
        4.9          Hart-Scott-Rodino Act....................................23
        4.10         Casualty.................................................23
        4.11         Tax Return Preparation and Examination...................23
        4.12         Post-Closing Access to Information and Records...........23
        4.13         Actions and Claims.......................................23
        4.14         Financing................................................23
        4.15         Tampa Facility...........................................23
        4.16         Other Agreements.........................................23

ARTICLE V            CONDITIONS PRECEDENT TO THE TRANSACTION..................32
        5.1          Conditions Precedent to the Purchaser's
                     Obligation to Close......................................32

ARTICLE VI           CONDITIONS PRECEDENT TO THE TRANSACTION..................35
        6.1          Conditions Precedent to the Stockholder's Obligation
                     to Close.................................................35

ARTICLE VII          INDEMNIFICATION..........................................36
        7.1          By the Stockholder.......................................36
        7.2          By the Purchaser.........................................37
        7.3          Indemnification Amounts..................................37
        7.4          Notice of and Defense Against Claims.....................38

ARTICLE VIII         TERMINATION..............................................39
        8.1          Termination by Mutual Consent............................39
        8.2          Termination by the Purchaser.............................39
        8.3          Termination by the Stockholder...........................40
        8.4          Effect of Termination....................................40

ARTICLE IX           MISCELLANEOUS............................................41
        9.1          Further Assurances.......................................41
        9.2          Publicity................................................41
        9.3          Confidentiality..........................................41
        9.4          No Waiver................................................41
        9.5          Entire Agreement.........................................41
        9.6          Governing Law............................................41

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                           TABLE OF CONTENTS (CONT'D)


        9.7          Assignment...............................................42
        9.8          Binding Effect...........................................42
        9.9          Fees and Expenses........................................42
        9.10         Amendment and Waiver.....................................42
        9.11         Paragraph Headings.......................................42
        9.12         Notices..................................................43
        9.13         Unenforceability, Severability...........................44
        9.14         Brokers' Fees............................................44
        9.15         Specific Performance.....................................44
        9.16         Certain Definitions......................................44
        9.17         Counterparts.............................................47
        9.18         Legal Fees...............................................47
        9.19         Supplemental Schedules...................................47




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                                    SCHEDULES
                                    ---------

Schedule 1.3           Indebtedness
Schedule 1.4(c)(ii)    Accruals
Schedule 3.1           Good Standing and Foreign Qualifications
Schedule 3.2           Consents and Approvals
Schedule 3.3(a)        Liens and Voting Restrictions on Stock
Schedule 3.3(c)        Transfer Restrictions on Stock
Schedule 3.4           Financial Statement Information
Schedule 3.5           Exceptions to Ordinary Course of Business
Schedule 3.7           Accounts Receivable
Schedule 3.8(a)        Real Property Leases
Schedule 3.8(c)        Tangible Personal Property
Schedule 3.8(d)        Absence of Violations
Schedule 3.9(a)        Contracts
Schedule 3.9(b)        No Defaults
Schedule 3.10(a)       Intellectual Property
Schedule 3.11          Legal Proceedings
Schedule 3.12(a)       Permits
Schedule 3.12(b)       Proceedings regarding Non-compliance with Laws
Schedule 3.13          Environmental Matters
Schedule 3.14          Labor Matters
Schedule 3.15(a)-(k)   Taxes
Schedule 3.16          Compensation
Schedule 3.17(a)       Employee Benefit Plans
Schedule 3.17(b)       Compliance with ERISA and the Code
Schedule 3.17(d)       Prohibited Transactions
Schedule 3.17(e)       Fines or Penalties under ERISA or the Code
Schedule 3.17(f)       Severance Pay/Acceleration of Compensation
Schedule 3.17(g)       Communications with Employees
Schedule 3.17(h)       Retiree Medical Benefit Plans
Schedule 3.18          Relationships with Customers and Suppliers
Schedule 3.19          Consultants
Schedule 3.20          Other Entities
Schedule 3.21          No Undisclosed Liabilities
Schedule 3.22          Accounts Payable and Other Accrued Expenses
Schedule 3.23          Absence of Changes
Schedule 3.24          Insurance
Schedule 3.25          Bank Accounts
Schedule 3.26          Affiliate and Associate Transactions
Schedule 3.29          No Indebtedness
Schedule 3.30          Third Party Obligations
Schedule 3.31          Services Provided by Corporate
Schedule 4.6           Individuals that may be Solicited and Hired
Schedule 4.11          Allocation of Purchase Price
Schedule 4.13          Other Actions and Claims
Schedule 4.13(c)       Equipment to be Held for the Stockholder


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Schedule 4.16(d)       Bonds, Letters of Credit and Cash Collateral
Schedule 4.16(e)       Temporary Services Agreement between Stockholder and
                       Trewit, Inc.
Schedule 4.16(i)       Target Participants
Schedule 5.1(i)        Exception to Material Adverse Changes
Schedule 6.1(f)        Carriers to Provide Releases
Schedule 7.4           Routine Litigation
Schedule 9.16(y)       Assets to be Transferred to Stockholder



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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made as of the 1st day of April, 2001, by and between HEALTHPLAN HOLDINGS, INC., a Delaware corporation (the "PURCHASER"), and HEALTHPLAN SERVICES CORPORATION (the "STOCKHOLDER"), a Delaware corporation and the sole stockholder of HealthPlan Services, Inc., a Florida corporation ("HPSI"), and the following wholly-owned subsidiaries of HPSI: American Benefit Plan Administrators, Inc., a California corporation ("ABPA"), Southern Nevada Administrators, Inc., a Nevada corporation ("SNA"), Montgomery Management Corporation, a Pennsylvania corporation ("MMC"), ProHealth, Inc., a Delaware corporation ("PHI"), HealthPlan Services Insurance Agency of Illinois, Inc., an Illinois corporation ("HPSIA ILL."), Group Benefit Administrators Insurance Agency, Inc., a Massachusetts corporation ("GBAIA"), and HealthPlan Services Insurance Agency, Inc., a Massachusetts corporation ("HPSIA" and together with HPSI, MMC, ABPA, SNA, PHI, GBAIA and HPSIA Ill., the "COMPANIES"). Certain capitalized terms used herein are defined in Article VIII hereof.

                  WHEREAS, the Stockholder desires to sell to the Purchaser, upon the terms and conditions set forth herein, all of the issued and outstanding shares of capital stock of HPSI; and

                  WHEREAS, the Purchaser desires to purchase from the Stockholder all of the issued and outstanding shares of capital stock of HPSI upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

          PURCHASE AND SALE OF HPSI STOCK; CONSIDERATION; CLOSING DATE

         1.1 PURCHASE AND SALE OF COMPANY STOCK. Subject to the terms and conditions set forth in this Agreement, the Stockholder hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser at the Closing (as defined in Section 1.5 hereof), and the Purchaser hereby agrees to purchase, accept and acquire from the Stockholder at the Closing one hundred percent (100%) of the issued and outstanding shares of capital stock of HPSI, consisting of 500 shares of common stock, $1.00 par value per share (the "HPSI STOCK"), free and clear of all Liens (as defined in Section 9.16 hereof).

         1.2 PURCHASE PRICE. The consideration for the HPSI Stock (the "PURCHASE PRICE") shall be the sum of (i) One Dollar ($1.00), in cash, and (ii) the assumption by the Purchaser of up to Forty Million Dollars ($40,000,000.00) of the Closing Working Capital Deficit (as defined in Section 1.4 hereof) of the Companies (but in no event shall the Purchaser assume any portion of the Closing Working Capital Deficit in excess of Forty Million Dollars ($40,000,000.00)).

         1.3 CLOSING PAYMENTS.

                  (a) At the Closing, the Purchaser shall: (i) pay the Purchase Price to the Stockholder and (ii) pay to New England Financial ("NEF"), in cash, the amount of past due payables owed by the Companies to NEF as of the Closing Date, up to a maximum of $23,600,000, in the aggregate.

                  (b) At the Closing, the Stockholder shall: (i) assume the Indebtedness of the Companies to the Persons, and in the amounts, set forth on
Schedule 1.3 hereto and deliver to the Purchaser a release from such Persons releasing the Companies from all of the outstanding Indebtedness of the Companies to such Persons as of the Closing and terminating any Liens which such Persons may hold encumbering the assets of the Companies; (ii) pay to the Purchaser an amount in cash equal to the amount, if any, by which the Estimated Closing Working Capital Deficit (as defined in Section 9.16 hereof) exceeds the Target Amount; and (iii) deliver to the Purchaser a fully executed convertible subordinated promissory note, in form and substance mutually satisfactory to the Purchaser and the Stockholder (the "PROMISSORY NOTE"), and payable over four (4) years, bearing interest at the rate of six percent (6%) per annum and in the principal amount of (x) Ten Million Dollars ($10,000,000.00) less (y) the amount, if any (up to a maximum of $10,000,000), by which the Estimated Closing Working Capital Deficit is less than the Target Amount.

                  (c) All payments and deliveries to be made at the Closing pursuant to this Section 1.3 shall be made as follows: (x) in the case of payments of cash, by wire transfer on the Closing Date (as defined in Section 1.5) of immediately available funds to the account(s) specified by each payee no later than two (2) business days prior to the Closing Date (unless such payee specifies another acceptable method of payment no later than two (2) business days prior to the Closing Date), and (y) in the case of the Promissory Note, by delivery of the Promissory Note to the Purchaser or its designee on the Closing Date.

         1.4 CLOSING PAYMENT ADJUSTMENT. The payment described in Section 1.3(b)(ii) shall be subject to adjustment as follows:

         (a) Within sixty (60) days following the Closing Date, the Purchaser shall cause to be prepared, in accordance with generally accepted accounting principles ("GAAP"), and, to the extent consistent with GAAP, applied on a basis consistent with past practice and utilizing the same accounting procedures and policies as used in preparing the Balance Sheets and the Latest Balance Sheets (as such terms are defined in Section 3.4), a Draft Closing Balance Sheet (as defined in Section 9.16 hereof) and a statement (the "DRAFT CLOSING WORKING CAPITAL DEFICIT STATEMENT") setting forth the Purchaser's determination of the Closing Working Capital Deficit (as defined below) of the Companies as of the Closing Date. The cost of preparing the Draft Closing Balance Sheet and the Draft Closing Working Capital Deficit Statement shall be borne by the Purchaser.

         (b) Within sixty (60) days following the Closing Date, the Purchaser shall deliver to the Stockholder the Draft Closing Balance Sheet and the Draft Closing Working Capital Deficit Statement together with the work papers and such other items related thereto as the Stockholder shall reasonably request. The Draft Closing Balance Sheet and the Draft Closing


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Working Capital Deficit Statement shall become final and binding upon the parties thirty (30) days after the Stockholder's receipt thereof (together with the work papers related thereto), unless the Stockholder gives the Purchaser written notice of its disagreement (a "NOTICE OF Disagreement") within such thirty (30) day period, specifying in detail the Stockholder's disagreement with the Draft Closing Balance Sheet and the Draft Closing Working Capital Deficit Statement. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Draft Closing Balance Sheet and the Draft Closing Working Capital Deficit Statement shall become the final Closing Balance Sheet and the final Closing Working Capital Deficit Statement and shall be binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement and (ii) the date any Disputed Matters (as defined below) are finally resolved in writing by the Arbitrator (as defined below). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted. During a period of ten (10) days (or such longer period as the Purchaser and the Stockholder may mutually agree after the expiration of the aforesaid ten (10) day period), the Purchaser and the Stockholder shall attempt, in good faith, to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such ten (10) day period (or such longer period as the Purchaser and the Stockholder may have mutually agreed), the Purchaser and the Stockholder fail to reach a written agreement with respect to all of such matters, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "DISPUTED MATTERS") shall be submitted to and reviewed by an arbitrator (the "ARBITRATOR"). If the Purchaser and the Stockholder are unable to agree upon the identity of the Arbitrator within five (5) days, the Stockholder and the Purchaser shall each select within five (5) days thereafter one of the "Big-Five" accounting firms having no other relationship with any party hereto during the past two (2) years to select the Arbitrator. If such accounting firms cannot agree as to the identity of the Arbitrator, then each of such accounting firms shall select one nominee and the Arbitrator shall be chosen by lot from the two (2) nominees. The Arbitrator shall consider only the Disputed Matters and shall be instructed to act promptly to resolve all Disputed Matters and prepare or cause to be prepared a final Closing Balance Sheet and a final Working Capital Deficit Statement consistent with the standards for preparation of the Draft Closing Balance Sheet and the Draft Working Capital Deficit Statement set forth in Section 1.4(a), and its decision with respect to all Disputed Matters shall be final and binding upon the Purchaser and the Stockholder. The Purchaser and the Stockholder agree to provide the Arbitrator in a timely manner any information it reasonably requests and shall use their best efforts to cause the Arbitrator to decide all of the Disputed Matters within fifteen (15) days of the date on which the Arbitrator is selected and provide the Stockholder and the Purchaser with a written decision regarding his determination of the Disputed Matters. The fees and expenses of the Arbitrator with respect to the settlement of all Disputed Matters shall be borne by the Purchaser, on the one hand, and the Stockholder, on the other hand, in such proportion as shall be determined by the Arbitrator, giving consideration to the Purchaser's and the Stockholder's initial positions with respect to the Disputed Matters and how far such positions were from the Arbitrator's decision.


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         (c) As used herein,

         (i) "CLOSING BALANCE SHEET" means the Draft Closing Balance Sheet for the Companies prepared in accordance with Section 1.4(a), subject to any adjustments resulting from the resolution of any Notice of Disagreement in accordance with Section 1.4(b).

         (ii) "CLOSING WORKING CAPITAL DEFICIT STATEMENT" means the Draft Closing Working Capital Deficit Statement for the Companies prepared in accordance with Section 1.4(a), subject to any adjustments resulting from the resolution of any Notice of Disagreement in accordance with Section 1.4(b).

         (iii) "CLOSING WORKING CAPITAL DEFICIT" means, with respect to the Closing Working Capital Deficit Statement, (A) the sum of (1) the Closing Accounts Receivable (as defined below) reflected on such statement and (2) the prepaid expenses reflected on such statement, MINUS (B) the sum of (1) the accounts payable reflected on such statement, (2) the premiums payable to carriers reflected on such statement, (3) the commissions payable reflected on such statement, (4) the deferred revenue reflected on such statement, (5) those accruals described on Schedule 1.4(c)(ii) hereto reflected on such statement and
(6) any other current liabilities of the Companies reflected on such statement.

         (iv) "CLOSING ACCOUNTS RECEIVABLE" means the trade accounts receivable of the Companies reflected on the Closing Working Capital Deficit Statement, which shall include an adequate reserve for doubtful accounts in accordance with GAAP and on a basis consistent with past practices.

         (d) Within three (3) days after the Closing Working Capital Deficit Statement is delivered or otherwise becomes final in accordance with Section 1.4(b), the Estimated Closing Working Capital Deficit shall be subtracted from the Closing Working Capital Deficit reflected on the Closing Working Capital Deficit Statement and, (i) if the result thereof is positive, the Stockholder shall pay to the Purchaser, in cash, the amount so derived (provided that if any accounts payable reflected on the Closing Balance Sheet were paid by the Stockholder (because the Stockholder believed it was a Stockholder expense) between Closing and the date that a cash payment is due to Purchaser pursuant to this Section 1.4(d)(i), then the amount payable pursuant to this Section 1.4(d)(i) shall be reduced by the aggregate amount of any such payments made by the Stockholder) and (ii) if the result thereof is negative, the amount so derived shall be subtracted from the principal balance due under the Promissory Note; provided, however, if the result thereof is a negative number that exceeds the then principal balance due under the Promissory Note, no adjustment shall be made other than to reduce the then principal balance due under the Promissory Note to zero.

         1.5 CLOSING. Subject to the fulfillment or waiver of the conditions precedent hereinafter set forth, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place on April 30, 2001 at 10:00 A.M. at the offices of legal counsel for the Purchaser's senior lender or at such other time and date and at a location to be mutually agreed upon by the parties (the "CLOSING DATE").


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                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Stockholder as follows:

         2.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power to own its assets and to carry on its business as it is now being conducted. The Purchaser has the power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated herein and to perform its other obligations hereunder and thereunder. The Purchaser is a newly formed corporation, formed solely for the purposes of the transactions contemplated hereby.

         2.2 AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement and the other agreements and instruments contemplated hereby and the performance by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Purchaser and do not and will not contravene or violate any provisions of its certificate of incorporation, bylaws, any agreement or other instrument by which it is bound or by which any of the assets of the Purchaser are affected, or any judgment, order, injunction, decree, statute, rule or regulation applicable to the Purchaser or the assets or business of the Purchaser. Except as otherwise contemplated by this Agreement, no consents, waivers, approvals, authorizations or orders of or registrations or qualifications with, any person, bank, corporation, association, governmental body or court having authority or power to regulate, supervise or direct the business and affairs of the Purchaser are necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement. This Agreement has been, and the other agreements and instruments contemplated hereby will be, duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Stockholder and each other party thereto) constitutes or will then constitute, as the case may be, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and the availability of equitable remedies.

         2.3 BROKERS AND FINDERS. The Purchaser has not employed any broker, agent or finder or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         2.4 INVESTMENT REPRESENTATIONS. The Purchaser acknowledges that the HPSI Stock to be delivered to the Purchaser pursuant to this Agreement has not been and will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and therefore may not be resold without compliance with the Securities Act. The Purchaser represents and warrants that the HPSI Stock to be acquired by the Purchaser pursuant to this Agreement is being acquired solely for the Purchaser's own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.


                                      -5-
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                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  The Stockholder represents and warrants to the Purchaser as follows:

         3.1 CORPORATE ORGANIZATION, ETC. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to own its assets and to conduct its business as it is now being conducted. The Companies are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation as set forth in Schedule 3.1 hereto, with full corporate power to own their respective assets and to conduct their respective businesses as they are now being conducted. The Companies are, or as of the Closing will be, qualified or licensed to conduct their businesses and are in good standing in each of the jurisdictions set forth on Schedule 3.1 hereto, which constitute the only jurisdictions where the nature of their activities or the character of the properties utilized in their businesses make such qualification or licensing necessary, except for jurisdictions in which the Companies' failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on any of the Companies individually or the Companies as a whole. Except as set forth on Schedule 3.1, the Companies do not have any Subsidiaries.

         3.2 AUTHORIZATION.

         (a) The Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Stockholder of this Agreement and the other agreements and instruments contemplated hereby and the performance by the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and other action of the Stockholder and do not and will not contravene or violate its certificate of incorporation and by-laws.

         (b) Except as set forth on Schedule 3.2 hereto, no consents, waivers, approvals, authorizations or orders of, or registrations or qualifications with, any person, bank, corporation, association, governmental body or court having authority or power to regulate, supervise or direct the businesses and affairs of the Stockholder, the Companies are necessary for the consummation by the Stockholder of the transactions contemplated by this Agreement.

         (c) This Agreement has been, and the agreements and instruments contemplated hereby will at the Closing be, duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by the Purchaser and each other party thereto) constitute or will then constitute, as the case may be, the legal, valid and binding obligations of the Stockholder, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and the availability of equitable remedies.


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         (d) Subject to obtaining the consents described on Schedule 3.2 hereto, the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby do not and will not contravene or violate
(i) any material agreement or other material instrument by which the Stockholder or the Companies are bound or by which any of the assets of the Stockholder or the Companies are affected or (ii) any judgment, order, injunction, decree, statute, rule or regulation applicable to the Stockholder or the Companies or the assets or businesses of the Companies. For purposes of the foregoing, an agreement shall be considered "material" if it satisfies the criteria set forth in the last sentence of Section 3.9(a) hereof.

         3.3 CAPITALIZATION.

         (a) The authorized capital stock of HPSI consists of Seven Thousand (7,000) shares of common stock, $1.00 par value per share, of which Five Hundred
(500) shares are issued and outstanding. The authorized capital stock of ABPA consists of Two Hundred Eighty (280) shares of common stock, $100.00 par value per share, of which Two Hundred Eighty (280) shares are issued and outstanding. The authorized capital stock of SNA consists of One Hundred (100) shares of common stock, $1.00 par value per share, of which One Hundred (100) shares are issued and outstanding. The authorized capital stock of MMC consists of Twenty-Six Thousand (26,000) shares of common stock, $0.10 par value per share, of which Twenty-Six Thousand (26,000) shares are issued and outstanding. The authorized capital stock of PHI consists of One Hundred (100) shares of common stock, $10.00 par value per share, of which One Hundred (100) shares are issued and outstanding. The authorized capital stock of HPSIA ILL consists of One Thousand (1,000) shares of common stock, $.01 par value per share, of which One Thousand (1,000) shares are issued and outstanding. The authorized capital stock of HPSIA consists of Two Hundred Thousand (200,000) shares of common stock, no par value per share, of which Ten (10) shares are issued and outstanding. The authorized capital stock of GBAIA consists of One Hundred Thousand (100,000) shares of common stock, $.01 value per share, of which One Hundred Thousand (100,000) shares are issued and outstanding. Except as disclosed on Schedule 3.3(a) hereto, all the outstanding shares of common stock of HPSI are owned by the Stockholder, and all of the outstanding shares of common stock of each of MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. and HPSIA are owned by HPSI, free and clear of all Liens and restrictions on voting, sale or disposition. All outstanding shares of common stock of each of the Companies have been validly issued and are fully paid and non-assessable. No shares of common stock of the Companies are subject to, nor have any been issued in violation of, preemptive or similar rights.

         (b) As of the Closing, HPSI will not have any Subsidiaries other than MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. and HPSIA. None of MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. or HPSIA has any Subsidiaries.

         (c) There are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which the Stockholder or the Companies are a party or may be bound, requiring the issuance or sale of shares of any class of capital stock or other equity securities of the Companies or securities or rights convertible into or exchangeable for such shares or other equity securities of any of the Companies, and there are no contracts, commitments, understandings or arrangements for which the Stockholder or the

Companies are or may become bound to issue additional shares of capital stock or other equity securities or options, warrants or rights to acquire or subscribe to any additional shares of any class of capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities of any of the Companies. Except for the Stockholder's credit agreement referenced on Schedule 1.3 hereof, there is no existing arrangement that requires or permits any shares of capital stock of the Companies to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except as provided on Schedule 3.3(c) hereto and except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of the Companies.

         (d) The Companies do not own or have any agreement to buy any shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

         (e) As a result of the transaction contemplated by this Agreement, after the Closing hereunder, the Purchaser shall own one hundred percent (100%) of the issued and outstanding shares of capital stock of HPSI and HPSI shall own one hundred percent (100%) of the issued and outstanding shares of capital stock of each of MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. and HPSIA.

         3.4 FINANCIAL INFORMATION. The unaudited balance sheet of each of the Companies as at December 31, 1999 and 2000 (said December 31, 2000 balance sheets being referred to herein as the "BALANCE SHEETS" and December 31, 2000 being referred to herein as the "BALANCE SHEET DATE") and the related statements of operations of each of the Companies for the twelve-month periods ended on the respective dates of such balance sheets (collectively, the "FINANCIAL STATEMENTS"), copies of which are attached to Schedule 3.4 hereto, fairly present the financial condition of the Companies as of the respective dates of such balance sheets and the results of their operations as of such dates and for the periods covered by such statements and have been prepared in accordance with GAAP consistently applied except that they do not contain all footnote disclosures required by GAAP and except for those normal year-end audit adjustments described on Schedule 3.4 hereto. The unaudited balance sheets of each of the Companies at February 28, 2001 (said balance sheets being referred to herein as the "LATEST BALANCE Sheets" and February 28, 2001 being referred to herein as the "LATEST BALANCE SHEET DATE") and the related unaudited statements of operations of each of the Companies for the comparable two-month period, copies of which are attached to Schedule 3.4 hereto, fairly present the financial condition of the Companies and the results of their operations as of the date and for the two-month period then ended, and have been prepared in accordance with GAAP consistently applied, except that they do not contain all the footnote disclosures required by GAAP and except for those normal year-end audit adjustments described on Schedule 3.4 hereto. All contingent liabilities of the Companies at the Balance Sheet Date are noted in the Balance Sheets to the extent required by GAAP and the Companies have not incurred any other such contingent liabilities subsequent to the Balance Sheet Date except as noted in the Latest Balance Sheets or except as disclosed on Schedule 3.4 hereto.

         3.5 ORDINARY COURSE. Except as set forth on Schedule 3.5 hereto, the businesses of the Companies have been conducted in the ordinary course, consistent with past practice, since the Balance Sheet Date. Except as set forth on Schedule 3.5 hereto, the Companies have not suffered any material and adverse change in their respective businesses, operations, conditions (financial or otherwise) or prospects subsequent to the Balance Sheet Date.

         3.6 ASSETS NECESSARY FOR THE BUSINESS. The Companies own, or as of the Closing will own, all of the assets necessary for the conduct of their respective businesses (including without limitation the businesses conducted by HPSI, MMC, ABPA and SNA and commonly referred to as the "Small Business Group") in the same manner as they have been conducted since the Balance Sheet Date.

         3.7 ACCOUNTS RECEIVABLE. Schedule 3.7 is an Accounts Receivable Aging Report which shows (i) the accounts receivable of the Companies, (ii) the name of each account debtor, (iii) the aging of each account receivable and the nature of the transaction in which it arose if other than an account receivable arising in the ordinary course of business and (iv) a list of the provisions for reserves for doubtful accounts receivable or write-offs of accounts receivable made by the Companies since December 31, 1999. Except as set forth on Schedule
3.7 hereto, the accounts receivable of the Companies represent bona fide indebtedness incurred by account debtors and arose in the ordinary course of business. Since the Latest Balance Sheet Date, except as set forth on Schedule
3.7 hereto, (i) no event has occurred that would, under practices in effect when the Latest Balance Sheets were prepared, require an increase in the reserves for any accounts receivable and (ii) to the Knowledge of the Stockholder, there is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the Latest Balance Sheets. The Companies have good and marketable title to their respective accounts receivable reflected on the Latest Balance Sheets and to each of the accounts receivable that arose after the Latest Balance Sheet Date, free and clear of all Liens, except for Liens set forth on Schedule 3.7 hereto.

         3.8 PROPERTY.

         (a) REAL PROPERTY LEASES. Schedule 3.8(a) hereto contains a description of all real property leased, licensed to or otherwise used or occupied by the Companies (collectively, the "LEASED REAL PROPERTY") including, where available, the address thereof, a brief description of the use of premises, the annual fixed rental, the expiration of the term, any purchase and/or extension options and any security deposits. A true and correct copy of each such lease, license and/or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (each a "REAL PROPERTY LEASE", and collectively, the "REAL PROPERTY LEASES") has been delivered to the Purchaser, and no changes have been made thereto since the date of delivery. Except as set forth on Schedule 3.8(a) hereto, all of the Leased Real Property is used or occupied by the Companies pursuant to a Real Property Lease. Except as set forth on Schedule 3.8(a) hereto, the Companies have a valid and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens. Except as disclosed on
Schedule 3.8(a), each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Companies or, to the knowledge of the Stockholder, the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) would constitute a breach or default under any of the Real Property Leases by any of the Companies or give any lessor the right to terminate, accelerate or modify any Real

Property Lease. Except as set forth on Schedule 3.8(a) hereto (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated hereby and (ii) no Affiliate of the Stockholder is the owner or lessor of any real property leased to the Companies.

         (b) OWNED REAL PROPERTY. None of the Companies owns any real property. The Leased Real Property constitutes all of the real property used or occupied by the Companies in their respective businesses.

         (c) TANGIBLE PERSONAL PROPERTY. Schedule 3.8(c) hereto lists, by categories, all equipment, machinery, and other similar tangible personal property, with an individual original cost of $10,000 or more, which is owned by the Companies and used in their respective businesses (the "TANGIBLE PERSONAL Property"). The Companies have good and marketable title to and are in possession of all items of tangible personal property used in their respective businesses (other than leased property), whether or not listed on Schedule 3.8(c) hereto, and such property is free and clear of all Liens, except for Liens set forth on Schedule 3.8(c) hereto. Except as set forth on Schedule 3.8(c), the buildings, machinery, equipment and other tangible assets that the Companies own or lease are free from material patent defects (and, to the Knowledge of the Stockholder, material latent defects), have been maintained in accordance with normal industry practice, and are in satisfactory operating condition and repair (subject to normal wear and tear). Schedule 3.8(c) hereto describes all sales of Tangible Personal Property by the Companies since the Latest Balance Sheet Date outside the ordinary course of business consistent with past practice and sets forth (i) the date of any such sale, (ii) a description of the Tangible Personal Property sold in any such sale, (iii) the sales price of the Tangible Personal Property sold in any such sale and (iv) the reason(s) for such sale.

         (d) ABSENCE OF VIOLATIONS. Except as specifically set forth on Schedule 3.8(d) hereto, to the Knowledge of the Stockholder:

None of the Leased Real Property or any other property otherwise occupied, leased, used or operated by the Companies in the conduct of their respective businesses nor the occupancy, leasing, use or operation thereof, is in violation of any law or any building, zoning, environmental or other ordinance, code, rule or regulation.

The condition and use of the Leased Real Property conforms to each applicable certificate of occupancy, and all other Permits (as defined in Section 3.12 hereof) required to be issued in connection with the Leased Real Property. The Companies have obtained all Permits necessary for the operation of their respective businesses on the Leased Real Property.

                  (e) NO REASSESSMENTS. There is not now pending or, to the Stockholder's Knowledge, contemplated any reassessment of any parcel included in the Leased Real Property which would result in a change in the rent, additional rent or other sums and charges payable by the Companies under the lease agreements covering such Leased Real Property.

         3.9 CONTRACTS.

Schedule 3.9(a) hereto contains an accurate and complete list of all material agreements, leases, licenses, contracts or commitments (whether oral or written) to which the Companies are a party or by which any of the Companies' assets, properties are bound, including, without limitation, (i) royalty, distribution, sales representative, agency, territorial or license agreements, (ii) agreements or contracts with any officer, employee, director, stockholder, professional person or firm, independent contractor or advertising firm or agency, (iii) contracts or collective bargaining agreements with any labor union or representative of employees, (iv) agreements, contracts or commitments containing any covenant restricting the conduct of the businesses conducted by the Companies, (v) leases of real and personal property, (vi) agreements or contracts granting or agreeing to grant any Person sourcing, marketing, distribution or similar rights, (vii) purchase and sales orders and commitments and agreements or contracts with vendors, contractors or customers, (viii) powers of attorney, (ix) loans, financing or other credit arrangements or agreements under which money has been borrowed or loaned (including security agreements relating thereto), (x) bonds, fidelity or surety contracts, guarantees or similar obligations, (xi) employment, consulting, pension, profit sharing, retirement, severance, matching gift, bonus, stock option, employee stock ownership, employee or officer incentive or other compensation or employee benefit contracts, plans or agreements, (xii) commitments or contracts relating to political contributions or donations, (xiii) agreements restricting dividends or distributions or the right to conduct business, (xiv) joint venture agreements and (xv) underwriting or similar agreements. For purposes of this Agreement, an agreement, lease, license, contract or commitment (whether oral or written) shall be "material" if it (i) involves year 2000 annual consideration in excess of $50,000 (or $200,000 in the case of agreements with vendors) and cannot be cancelled without penalty on thirty (30) days or less notice, (ii) contains a provision to indemnify any person or entity (other than routine indemnification provisions contained in vendor agreements), or to assume any Tax, environmental or other liability or (iii) limits or restrains any of the Companies (or any successor thereto) or, to the Knowledge of the Stockholder, any employee of any of the Companies from engaging or competing in any manner or in any business.

         (b) NO DEFAULTS. Except as set forth on Schedule 3.9(b) hereto, none of the Companies is in default under any material agreement, lease, license, contract or commitment (whether oral or written and whether or not listed on Schedule 3.9(a) hereto) or, to the Knowledge of the Stockholder, any other agreement, lease, license, contract or commitment (whether oral or written and whether or not listed on Schedule 3.9(a) hereto), to which it is a party or under which it is obligated or bound or to which any of its properties may be subject, and there is no breach or default on the part of the Companies or, to the Knowledge of the Stockholder, any event which with notice or lapse of time, or both would constitute a default by any of the Companies under any of these agreements or, to the Knowledge of the Stockholder, give any other party any right to terminate, cancel, accelerate or modify any of these agreements, (ii) have received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of these agreements, and (iii) has waived or exercised any material renewal or extension options or rights under any of these agreements.

         3.10 INTELLECTUAL PROPERTY.

         (a) Set forth on Schedule 3.10(a) hereto is a true and correct list of all U.S. federal, state and foreign patents, pending patent applications, invention disclosures, trademarks, trademark registrations, pending applications for trademark registrations, trade names, domain names, URL's, service marks, service mark registrations, pending applications for service mark registration, registered copyrights, pending copyright applications and any other intellectual property rights or licenses owned by the Companies or otherwise used in connection with their respective businesses, together with all patent, registration and/or application numbers and expiration dates (collectively, the "INTELLECTUAL PROPERTY"). Except as set forth on Schedule 3.10(a) hereto, (i) no material items of Intellectual Property are licensed to the Companies, (ii) no item of Intellectual Property owned by the Companies, and to the Knowledge of the Stockholder no material item of Intellectual Property licensed by the Companies from a third party, infringes on any intellectual property of others in any jurisdiction in which such Intellectual Property is used and none of the Stockholder or the Companies has received any written notification of infringement by the Companies or anyone claiming under the Companies or any written claims with regard to any Intellectual Property and (iii) to the Knowledge of the Stockholder, the Companies own or possess the right to use all of the intellectual property which is being used in their businesses.

         (b) The Intellectual Property constitutes all of the intellectual property needed to conduct the businesses as conducted by the Companies as of the Balance Sheet Date and the Closing Date; provided, however, the Stockholder makes no representation that its ownership of the right to use the name "HealthPlan" or any variation thereof is exclusive, as others may be using such name or variations thereof.

         3.11 LEGAL PROCEEDINGS. Except as set forth on Schedule 3.11 hereto, there are no claims, actions, suits or proceedings or any governmental charges, audits or investigations (each, a "PROCEEDING") instituted by or against, or, to the Knowledge of the Stockholder, threatened (within the last twelve months) against the Companies, whether at law, in equity or before any governmental department, commission, board, agency or instrumentality, domestic or foreign, whether or not fully covered by insurance. Except as set forth on Schedule 3.11 hereto, none of the Companies is subject to any order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over them.

         3.12 LICENSES AND COMPLIANCE WITH LAW.

         (a) To the Knowledge of the Stockholder, the Companies hold and are in compliance, or will be in compliance as of the Closing, with all permits, certificates, licenses, approvals, registrations and authorizations required by them in connection with the conduct of their respective businesses and the ownership and operation of their respective assets under all federal, state, local and foreign laws, rules and regulations (the "PERMITS"). Except as set forth on Schedule 3.12(a) hereto, all of the Permits are, and as of the Closing of the transactions contemplated hereby will be, in full force and effect in all respects in accordance with their respective terms.

         (b) Except as set forth on Schedule 3.12(b) hereto, the Companies are, or as of the Closing will be, in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and changes thereunder) of federal, state, local and foreign governments (and all agencies thereof), asserting or claiming jurisdiction over them or over any part of their operations, except to the extent such non-compliance would not have a Material Adverse Effect upon any of the Companies individually or the Companies as a whole, and no Proceedings or notices have been filed or commenced against the Companies alleging any failure to comply.

         3.13 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.13 hereto:

         (a) The Companies are in compliance with all applicable Environmental Laws. With respect to the properties, assets and operations of the Companies,
(a) to the Knowledge of the Stockholder, there are no conditions, circumstances, omissions, actions or plans of the Companies that could reasonably be expected to interfere with, prevent compliance with, impose liability under, or which give rise to any claim under, any applicable Environmental Law, (b) neither the Stockholder nor any of the Companies has received written notice from any court or governmental or regulatory body that any of the Companies is in violation or allegedly in violation of, does not comply or allegedly does not comply with, is responsible or potentially responsible for the investigation or cleanup of Hazardous Substances under, or that there is a basis for liability or alleged liability under, any applicable Environmental Law, (c) to the Knowledge of the Stockholder, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, order, decree, directive, notice or demand letter pending or outstanding relating to Environmental Laws and relating to the Companies or any uses, activities or operations at or in connection with the Leased Real Property threatened against the Companies relating to any Environmental Laws and (d) neither the Stockholder nor any of the Companies has received notice of a claim, violation, complaint or demand stating that it is or may be potentially required to pay, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against liabilities or costs arising in connection with any threatened or actual Release (as hereinafter defined) of Hazardous Substances or under any applicable Environmental Laws.

         (b) To the Stockholder's Knowledge, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Companies.

         (c) No Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape into the environment ("RELEASE") by the Companies or, to the Knowledge of the Stockholder, by anyone else which would subject the Companies to any liability.

         (d) No written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of the Companies. To the Knowledge of the Stockholder, no real property, now or previously owned, operated or leased by the Companies is listed or, to the knowledge of the Stockholder, proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any similar state list of sites.

         (e) To the Knowledge of the Stockholder, there are no facts or circumstances related to environmental matters concerning the existing or previously owned, operated or leased properties or businesses of the Companies that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities against the Companies or the Purchaser.

         (f) To the Knowledge of the Stockholder, no PCBs or asbestos-containing materials, are or have been present at any property now or previously owned, operated or leased by the Companies.

         3.14 LABOR MATTERS.

         (a) Except as set forth on Schedule 3.14 hereto, no employees of the Companies are covered by a collective bargaining agreement and, except as set forth on Schedule 3.14 hereto, no collective bargaining agreement binding on the Companies restricts the Companies from relocating or closing any or all of their respective businesses or operations.

         (b) To the Knowledge of the Stockholder, there are no campaigns being conducted to solicit cards or authorization from employees of the Companies to be represented by any labor organization.

         (c) The Companies are and have been in compliance with all applicable laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, discrimination, safety and health of employees, workers compensation, unemployment insurance, withholding of wages, and terms and conditions of employment. All personnel manuals, handbooks, policy and procedure manuals applicable to the employees of the Companies have been disclosed and made available to the Purchaser.

         (d) Set forth on Schedule 3.14 hereto is a list of all persons whose employment was terminated by the Companies during the past three (3) years whose compensation exceeded $50,000 per annum.

         (e) Except as set forth on Schedule 3.14 hereto, the Companies are not liable for any severance pay or other payments to any employee or former employee due to the termination of employment on or before the Closing Date and will not have any liability under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable law, as a result of the transactions contemplated hereunder.

         3.15 TAXES. Except as set forth on Schedules 3.15(a) through (k) hereto:

         (a) The Companies have (i) duly and timely filed, or caused to be duly and timely filed, with each relevant Tax Authority each Tax Return that is required to be filed, on or before the Closing, by or on behalf of the Companies or that includes or relates to the Companies, their income, sales, assets or businesses, which Tax Returns are true, correct and complete, (ii) duly and timely paid in full, or caused to be duly and timely paid in full, all Taxes due and payable on or prior to the Closing, and (iii) have properly accrued on the books and records of the Companies in accordance with GAAP a provision for the payment of all Taxes due or claimed to be due or for which the Companies otherwise are or may be liable with respect to any Pre-Closing Period.

         (b) Except as set forth on Schedule 3.15(b) hereto, none of the Companies have requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed.

         (c) The Companies have complied with all applicable laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402.

         (d) There is no Lien for Taxes upon any asset or property of the Companies (except for any statutory Lien for any Tax not yet due).

         (e) Except as set forth on Schedule 3.15(e) hereto, the statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which the Companies are or may be liable or with respect to the income, sales, assets or businesses of the Companies have never been extended or waived except as to any statute of limitations which is closed for additional Tax assessments or collection of Taxes by any Tax Authority.

         (f) Except as set forth on Schedule 3.15(f) hereto, there is no outstanding subpoena or request for information or documents from any Tax Authority with respect to any Tax for which the Companies are or may be liable or with respect to the income, sales, assets or businesses of the Companies.

         (g) Except as set forth on Schedule 3.15(g) hereto, there is no power of attorney in effect relating to any Tax for which the Companies are or may be liable or with respect to the income, sales, assets or businesses of the Companies.

         (h) No jurisdiction where the Companies do not file a Tax Return has asserted or, to the Knowledge of the Stockholder, threatened to assert any claim that the Companies are required to file a Tax Return for such jurisdiction.

         (i) Schedule 3.15(i) hereto sets forth a list of all jurisdictions in which any Tax Returns have been filed by or on behalf of the Companies, or with respect to the income, sales, assets or businesses of the Companies after December 31, 1999 and a description of each such Tax Return and the period for which it was filed; and the Stockholder has provided to the Purchaser or its agents (i) access to true, correct and complete copies of the 1997, 1998 and 1999 Tax Returns filed by the Companies, and (ii) access to all audit reports, closing agreements, rulings, or technical advice memoranda relating to any Tax for which the Companies are or may be liable with respect to their income, sales, assets or businesses.

         (j) There is no Tax sharing or similar agreement or arrangement among the Stockholder and any of the Companies.

         (k) The adjusted Tax basis of the assets of the Companies is set forth on Schedule 3.15(k) hereto.

         3.16 COMPENSATION. Schedule 3.16 hereto contains a true and complete list of the name, title and total annual compensation (i.e. base salary, bonus, commission and other) of each current employee of the Companies (except for the employees listed on Schedule 4.6 hereto) and sets forth the material terms of the policies, if any, of the Companies concerning vacations, bonuses, health insurance, leaves of absence, holidays, severance pay and other similar benefits.

         3.17 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.17(a) hereto lists any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability, welfare, worker's compensation or other insurance, severance, separation or other employee benefit plan of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than a "multiemployer plan" within the meaning of Sections 3(37) and 4001 (a)(3) of ERISA; a "MULTIEMPLOYER PLAN") established by the Companies or to which the Companies contribute or have contributed within the last four (4) years (including employee benefit plans not now maintained by, or on behalf of, the Companies or to which the Companies do not now contribute, but with respect to which the Companies have or may have any liability). Except as otherwise provided in Schedule 3.17(a), no such employee benefit plan is or was subject to Title IV of ERISA. With respect to each employee benefit plan (where applicable): the Stockholder has delivered or made available to the Purchaser complete and accurate copies of (i) all plan texts and agreements and
(ii) the most recent determination letter received from the Internal Revenue Service.

         (b) Except as set forth on Schedule 3.17(b) hereto, each employee benefit plan listed thereon and any related trust agreements, annuity contracts, insurance contracts or other instruments are in compliance in all material respects both as to form and operation with the requirements of ERISA and the Code.

         (c) No "pension plan" (within the meaning of Section 3(2) of ERISA) maintained by, or on behalf of, the Companies which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency"(as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Each pension plan which is intended to be qualified under
Section 401(a) of the Code has been determined to be qualified by the Internal Revenue Service.

         (d) Except as set forth on Schedule 3.17(d) hereto, the Companies have not engaged in, and, to the Knowledge of the Stockholder, no fiduciary of any employee benefit plan listed on Schedule 3.17(a) has engaged in, any transaction in violation of Section 406 of ERISA or any "prohibited transaction"(within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.

         (e) Except as set forth on Schedule 3.17(e) hereto, the Companies have not taken any action, and no action or event has occurred that could cause the Companies to incur liability, fines or penalties under ERISA or the Code in respect of an employee benefit plan (other than routine claims for benefits or normal operations of the plan).

         (f) Except as set forth on Schedule 3.17(f) hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual.

         (g) Except as set forth on Schedule 3.17(g) hereto, the Companies have not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to any employee benefit plan set forth on Schedule 3.17(a) hereto beyond those reflected in such plans or the collective bargaining agreements listed on Schedule 3.14 hereto or (ii) the adoption or creation of any employee benefit plan not set forth on Schedule 3.17(a) hereto.

         (h) The retiree medical plans of the Company contain provisions preserving to the sponsor the right to amend and terminate such plans without incurring any liability, fine, penalty or other obligation of any kind whatsoever and the Companies have made no change in any such provisions and have not taken any actions which are contrary to these provisions.

         3.18 RELATIONSHIPS WITH CUSTOMERS AND VENDORS. Schedule 3.18 hereto sets forth a complete and correct list of the names and addresses of the ten
(10) largest vendors and the ten (10) largest customers of each of the Companies during the twelve-month period ended on the Balance Sheet Date and the twelve-month period ended on Latest Balance Sheet Date and the total sales to or purchases from such customers or vendors made by the Companies during each such twelve-month period. Except as set forth on Schedule 3.18 hereto, no such vendor or customer of the Companies has advised the Companies or the Stockholder, formally or, to the Knowledge of the Stockholder, informally, and the Stockholder has no Knowledge that any such vendor or customer intends to terminate, discontinue or reduce its business with the Companies by reason of the transactions contemplated by this Agreement or otherwise.

         3.19 CONSULTANTS. Set forth on Schedule 3.19 hereto is (i) a list of all of the outside consultants currently retained by the Companies who receive, or are entitled to receive, annual payments of $25,000 or more and (ii) a summary of the material terms of any arrangements or agreements between the Companies and those consultants.

         3.20 OTHER ENTITIES. Except as set forth on Schedule 3.20 hereto, the Companies do not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity.

         3.21 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.21 hereto, the Companies do not have any liabilities or obligations (whether fixed, accrued, absolute, contingent, secured, unsecured, known, unknown or otherwise and whether due or to become due and including, without limitation, Tax liabilities), other than those set forth in the Latest Balance Sheets and those incurred thereafter in the ordinary course of their respective businesses which shall be reflected on the Estimated Closing Balance Sheet and the Estimated Closing Working Capital Deficit Statement.

         3.22 ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES. The accounts payable, premiums payable to carriers, commissions payable and other accrued expenses of the

Companies represent bona fide obligations incurred by the Companies which arose in the ordinary course of business. Set forth on Schedule 3.22 hereto is a list of all accounts payable, premiums payable to carriers and other accrued expenses as of the Latest Balance Sheet Date which are in excess of $5,000, in each case indicating the name of each payee, the relationship (if any) of the payee to the Companies, the amount payable to each payee, the date each such payment is due, the aging of such payable and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business consistent with past practice.

         3.23 ABSENCE OF CHANGES. Except as contemplated hereby, reflected in the Latest Balance Sheets or set forth on Schedule 3.23 hereto, since the Latest Balance Sheet Date, there has not been:

         (a) any material damage, destruction or casualty loss (whether or not covered by insurance) suffered by the Companies;

         (b) any material change in the condition (financial or otherwise), business, properties, assets, liabilities, earnings or prospects of the Companies;

         (c) any transaction of any nature material to the business or the assets of the Companies, except arm's length transactions in the ordinary course of business;

         (d) any employment agreement or deferred compensation agreement entered into between the Companies and any of their employees providing for payments in excess of $25,000; or any increase, not in the ordinary course of business, in the compensation or benefits payable or to become payable by the Companies to any employee (except as required by an existing collective bargaining agreement or employment agreement) or the adoption of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

         (e) any increase in the aggregate Indebtedness or any increase in purchase commitments or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) incurred by the Companies, nor have the Companies issued or assumed, guaranteed or endorsed any debt securities or otherwise as an accommodation which will not be released at Closing, and none of the Companies have become responsible for, the obligations of any other Person which will not be released at Closing, nor has there been any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except, in each case, for (i) liabilities, commitments and obligations incurred in the ordinary and usual course of business and consistent with past practice and (ii) those changes reflected on Schedule 3.23 hereto which were required by GAAP or by any federal, state, local or foreign governmental agency in connection with changes in rules, regulations or the interpretation thereof;

         (f) any assets or properties acquired (including by lease) by the Companies except in the ordinary course of business consistent with past practice or any Lien created on any of such assets or properties except for blanket Liens of the Stockholder's lenders which will be released at Closing;

         (g) any material labor dispute involving the employees of the Companies;

         (h) any sale, assignment, transfer or other disposition or license of any material assets or properties of the Companies;

         (i) any amendment, termination or waiver by the Companies of any right of substantial value belonging to them;

         (j) any amendment of the certificates (or articles) of incorporation or by-laws of the Companies;

         (k) any declaration, payment or setting aside by the Companies of any dividend or other distribution of assets, PRO RATA or otherwise, to the Stockholder or any direct or indirect purchase, redemption or retirement or other acquisition by the Companies of any shares of their capital stock;

         (l) any capital expenditure or commitment by the Companies not fully paid for in excess of (i) $50,000 individually and (ii) $150,000 in the aggregate;

         (m) except as set forth on Schedule 3.8(a) hereto, any amendment or termination of any of the Real Property Leases of any of the Companies;

         (n) any change (except for changes in authorized signatories arising out of personnel changes) in banking or safe deposit box arrangements of any of the Companies;

         (o) any powers of attorney granted by any of the Companies (other than powers of attorney granted in the ordinary course of business with respect to Tax matters, powers granted to the Stockholder's lenders which will be terminated at Closing, or powers granted for the sole purpose of executing the documents contemplated by this Agreement);

         (p) any transfer or license of the rights or interests to any of the Intellectual Property, nor have the Companies caused or injected in the public domain or made public, or disposed of or licensed or disclosed to any entity any of such Intellectual Property not theretofore a matter of public knowledge;

         (q) any merger or consolidation with, or purchase of all or a part of the assets of, or other acquisition of any business or any proprietorship, firm, association, partnership, corporation or other business organization or division thereof involving any of the Companies;

         (r) any change in any methods of accounting or accounting practice of the Companies other than those required by changes in GAAP or by the Securities and Exchange Commission;

         (s) any transaction entered into of any kind with any officer, director or stockholder of the Companies

         (t) any actual, anticipated or threatened termination, discontinuation, reduction or other change in the scope, nature or amount of services provided by the Companies to their respective customers;

         (u) any change in the policies or practices of the Companies regarding the payment of accounts payable and other similar items (including, without limitation, premiums payable to carriers and commissions payable); or

         (v) any agreement by the Companies to do any of the foregoing.

         3.24 INSURANCE. Schedule 3.24 hereto sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by, or on behalf of, the Companies on their properties, assets, products, businesses or personnel, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Companies in the conduct of their respective businesses. Except as set forth on Schedule 3.24 hereto, the Companies have maintained comparable insurance with carriers which to the Knowledge of the Stockholder, are financially sound and of good reputation continuously for the past five (5) years and such insurance is, and has been maintained with coverage, and in amounts, in accordance with the standards of the industry in which the Companies operate. True and complete copies of all liability insurance policies of the Companies which are in effect have heretofore been made available by the Stockholder to the Purchaser and its agents.

         3.25 BANK ACCOUNTS. Schedule 3.25 hereto sets forth: (a) the name of each bank in which the Companies have an account or safe deposit box used in their respective businesses and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Companies with respect to such accounts and safe deposit boxes.

         3.26 AFFILIATE AND ASSOCIATE TRANSACTIONS. Except as set forth on
Schedule 3.26 hereto, none of the Companies has any loan or advance outstanding to any stockholder, officer, director or employee and, to the Knowledge of the Stockholder, no officer or director of the Stockholder or the Companies has, either directly or indirectly:

         (a) an equity or debt interest in any Person which purchases from or sells or furnishes to the Companies any goods or services or otherwise does business with the Companies; or

         (b) a beneficial interest in any contract, commitment or agreement to which the Companies are a party or under which the Companies are obligated or bound or to which their respective assets may be subject, other than contracts, commitments or agreements between the Companies and such persons in their capacities as employees, officers or directors of the Companies;

PROVIDED, HOWEVER, that such representation and warranty in clauses (a) and (b) above shall not apply to the ownership, as a passive investment, by any such stockholder, employee, officer or director, of less than 1% of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

         3.27 BROKERS AND FINDERS. Except for EGL Holdings, Inc., whose fees shall be the sole responsibility of the Stockholder (and not the Companies), none of the Stockholder, the

Companies nor any of their respective officers, directors or employees has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby. The foregoing notwithstanding, any fees or expenses which may be owed to Houlihan Lokey Howard and Zukin as a result any action by Jeff Bak or persons representing Jeff Bak shall not be covered by this representation and shall not be the responsibility of the Stockholder.

         3.28 INFORMATION ACCURATE AND COMPLETE; RELIANCE. Without limiting the specific language of any other representation or warranty herein, all information furnished or to be furnished by the Stockholder or the Companies to the Purchaser in this Agreement, and in exhibits or schedules attached hereto, is or will be accurate and complete, includes or will include all material facts required to be stated therein and does not or will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading. Notwithstanding any right of the Purchaser fully to investigate the affairs of the Companies, and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations and warranties of the Stockholder contained herein, in the exhibits or the schedules hereto or in any other document delivered in connection with the transactions contemplated hereby.

         3.29 NO INDEBTEDNESS. Schedule 3.29 hereto lists any and all Indebtedness owed by the Companies.

         3.30 THIRD PARTY OBLIGATIONS. Except as set forth on Schedule 3.30 hereto, none of the Companies has any obligation or liability, either actual or accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any corporation, partnership, limited liability company, joint venture, association, organization, entity or other person, except as endorser or maker of checks endorsed or made in the ordinary course of business.

         3.31 SERVICES PROVIDED BY CORPORATE. Schedule 3.31 hereto lists (i) the material services furnished by the Stockholder and its Affiliates to or for the benefit of the Companies in the ordinary course of business consistent with past practice, (ii) the costs and expenses, if any, charged or allocated to the Companies in respect of such services and (iii) the material services which the Stockholder and its Affiliates will no longer provide to the Companies after the Closing Date.


                                   ARTICLE IV

                                    COVENANTS

         4.1 CONDUCT OF THE BUSINESS. The Stockholder covenants and agrees that, from and after the execution of this Agreement through the Closing, the Companies will conduct their respective businesses in the ordinary course and in a manner consistent with past practice (except for other changes to the conduct of such businesses requested or approved in writing by the

Purchaser) and will not (except to the extent otherwise permitted by this Agreement or consented to by the Purchaser in writing):

         (a) take any action or omit to take any action covered by Section 3.23 hereof;

         (b) fail to comply with any laws, ordinances, regulations or other governmental restrictions applicable to them or fail to attain or maintain all Permits required to operate the businesses of the Companies as they are presently being operated;

         (c) engage in or enter into any material transaction of any nature not expressly provided for herein;

         (d) subject to the requirements of the Stockholder's lenders, declare or pay any dividends or other distributions of any kind to the Stockholder or any other Person (it being understood that if the Stockholders lenders require the payment of any dividend or distribution, the Stockholder will notify the Purchaser of this event);

         (e) pay any compensation to any employee or consultant in excess of the current base salaries of such Persons, except for (i) normal and customary annual increases for employees not exceeding 4% of their respective base salaries and (ii) increases required by the terms of those collective bargaining agreements set forth on Schedule 3.14 hereto;

         (f) agree or commit, whether in writing or otherwise, to do any of the foregoing.

         4.2 ACCESS. From the date hereof until the Closing, the Stockholder shall cause the Companies, on reasonable notice, to (a) give the Purchaser and its authorized representatives, access, during normal business hours, to the books, records, properties and personnel of the Companies, and (b) permit the Purchaser to make such inspections as it may reasonably require. The Purchaser shall use commercially reasonable efforts to conduct and cause its representatives to conduct such inspections and investigations in a manner so as not to interfere unreasonably with the operations of the Companies. No investigation conducted by the Purchaser or its representatives or agents or disclosure of any such information to the Stockholder shall in any way diminish, modify or alter the representations, warranties or covenants of the Stockholder or the liability of the Stockholder for any misrepresentation or breach of any warranty or covenant hereunder or the conditions to Closing contained in Article V hereof. The Purchaser shall be afforded an opportunity to contact the Companies' customers and vendors during the course of its due diligence investigations with reasonable advance notice to the Stockholder.

         4.3 PRESERVATION OF ORGANIZATION. Except as otherwise permitted by this Agreement, from the date hereof through the Closing, the Stockholder will cause the Companies to use their best efforts to (a) maintain their existence in good standing and their properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted; (b) perform all their obligations under agreements related to or affecting their assets, properties and rights; (c) pay any and all premiums necessary to keep in full force and effect present insurance policies or other comparable insurance coverage; (d) keep available the services of their present employees and agents; and (e) preserve the goodwill of their customers, suppliers and others having business relations with them.

         4.4 NO-SHOP. From and after the date hereof and continuing until the Closing or the earlier termination of this Agreement pursuant to Article VII hereof, the Stockholder hereby covenants and agrees that it will not, and will not authorize or permit any officer, director, employee or agent of the Stockholder, the Companies or any Affiliate of the Stockholder or the Companies to, or authorize or permit any investment banker, attorney, accountant or other representative retained by the Stockholder, the Companies or any Affiliate of the Stockholder or the Companies to, directly or indirectly, without the written consent of the Purchaser, solicit or encourage, furnish any information with respect to the Companies to any Person in connection with, or engage in any discussions with any other Person in connection with any proposal for a merger or other business combination involving the Companies or for the acquisition of an equity interest in the Companies or a substantial portion of the assets of the Companies, other than as contemplated by this Agreement. The Stockholder hereby covenants and agrees that it will promptly advise the Purchaser of any offer, solicitation or request for information received by it or its Affiliates from any Person, including the identity of the Person making such offer, solicitation or request and the nature and terms (if any) of any such offer, solicitation or request. Additionally, the Stockholder shall, and shall cause the Companies to, immediately request in writing that all materials concerning the Companies previously provided to any Person in connection with any such negotiations or discussions be returned to the Stockholder and the Companies as soon as possible. Upon a breach of any provisions of this Section 4.4, the Purchaser shall be entitled to injunctive relief, without the requirement for the posting of or other security, since the remedy at law would be inadequate and insufficient. In addition, the Purchaser shall be entitled to be immediately reimbursed for all costs and expenses (including, without limitation, legal, accounting and consultant fees and expenses, and commitment fees of prospective lenders) incurred by or on behalf of the Purchaser in connection with the transactions contemplated hereunder and such damages as it can show it has sustained by reason of such breach.

         4.5 NOTIFICATION OF CERTAIN MATTERS. The Purchaser, on the one hand, and the Stockholder, on the other hand, will each give prompt notice to the other of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would reasonably be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts or on the part of any of their respective Affiliates, officers, directors, partners, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement; PROVIDED, HOWEVER, that no such notification will alter or otherwise affect such representations, warranties, covenants, conditions or agreements.

         4.6 NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE.

         (a) As part of the consideration for the transactions contemplated by this Agreement, the Stockholder covenants and agrees that, for a period of four
(4) years following the Closing Date, it will not, either directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, lender, consultant, agent, independent contractor, stockholder or otherwise, or permit any business organization directly or indirectly controlled by it or any of its Affiliates to, engage in the Restricted Business (as defined in Section
9.16 hereof) anywhere in the United States or any foreign country. In order to avoid any doubt, uncertainty or ambiguity, this Section 4.6(a) shall apply to prohibit the Stockholder and its Affiliates from engaging in any business or activity included in the definition of "Restricted Business" in which the Stockholder or its Affiliates were engaged at any time during the two (2) year period preceding the Closing Date. Notwithstanding the foregoing, this Section 4.6(a) shall not preclude any Person that acquires (i) fifty percent (50%) or more of the stock of the Stockholder or any of its Subsidiaries or (ii) all or substantially all of the assets of the Stockholder or any of its Subsidiaries, from engaging in the Restricted Business if such Person actively engaged in the Restricted Business prior to the date such Person first discusses any such acquisition with the Stockholder or any of its Subsidiaries; provided, however, that the Stockholder and its direct and indirect Subsidiaries shall continue to be bound by all of the restrictions contained in this Section 4.6. The passive ownership by the Stockholder or its Affiliates, of not more than three percent (3%) of the shares of capital stock of any corporation having a class of equity securities actively traded on a national securities exchange or in the over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 4.6(a).

         (b) Except for the right of the Stockholder to solicit and attempt to hire the individuals listed on Schedule 4.6 hereto prior to the Closing, the Stockholder covenants and agrees that, for a period of four (4) years following the Closing Date, it will not, either directly or indirectly, employ, hire, engage or be associated with, or attempt to employ, hire, engage or be associated with, or permit any business organization directly or indirectly controlled by the Stockholder or any of its Affiliates to employ, hire, engage or be associated with, or attempt to employ, hire, engage or be associated with, any person who was employed by, or acted as a sales representative for, the Companies during the twelve (12) months prior to the Closing Date or at any time after the Closing Date, without the prior written consent of the Purchaser (which consent may be granted or withheld in the sole discretion of the Purchaser).

         (c) The Stockholder covenants and agrees that it will not, at any time following the Closing Date, disclose, directly or indirectly, or make available to any Person, or in any manner use for its own benefit, any confidential information or trade secrets relating to the businesses, operations, assets or properties of the Purchaser, the Companies or their Subsidiaries (collectively, the "GROUP"), including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information (pro forma or otherwise), market analysis, acquisition terms and conditions, personnel information, product information, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, vendor lists, underwriting strategies and methods or any other methods of doing and operating the business of the Group, or other non-public proprietary and confidential information relating to the Group ("Confidential Information"), except to the extent that such information (i) is obtained from a third party whom the Stockholder does not have any reason to believe is bound by a duty of confidentiality, (ii) relates to information that is or becomes generally known to the public other than as a result of a breach thereof or (iii) is required to be disclosed by law (including without limitation any federal regulations) or judicial or administrative process (in which case prior to such disclosure the disclosing party shall promptly provide prior written notice of such required disclosure to the Purchaser in order to afford the Purchaser the opportunity to seek an appropriate protective order preventing such disclosure).

         (d) The Stockholder acknowledges and agrees that a breach by it or its Affiliates of any of the provisions of this Section 4.6 will cause irreparable harm and damage to the Purchaser and the Companies and that, in the event of such breach, the Purchaser shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the Stockholder or its Affiliates hereunder without the necessity of proving such irreparable harm or damage or the inadequacy of remedies at law and without the necessity of posting any bond.

         (e) The Stockholder acknowledges and agrees that each provision of this
Section 4.6 shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Furthermore, if one or more of the provisions contained in this Section 4.6 shall for any reason be held to be excessively broad as to geographical scope, duration, activity or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         4.7 BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement no later than the thirtieth (30th) day after the date of this Agreement and will use its best efforts to obtain all waivers, Permits, consents, approvals and releases and to effect all registrations, filings, assignments and notices with or to third parties or governmental or public bodies or authorities which, in the reasonable opinion of any party hereto, are necessary in connection with the transactions contemplated by this Agreement. An undertaking of a Person under this Agreement to use such Person's best efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto and its proper officers, directors or other representatives will promptly take such action.

         4.8 USE OF NAMES. From and after the Closing, neither the Stockholder nor any of its Affiliates shall have any right to use (i) the trade name or corporate name "HealthPlan", "HealthPlan Services", "American Benefit Plan Administrators", "Southern Nevada Administrators", Montgomery Management", "HPS", "ABPA", "SNA", "MMC" or any variant thereof alone or in conjunction with other words or phrases or (ii) the domain name "healthplan.com", all of which are, and as of the Closing shall be, owned by the Companies. As promptly as practicable after the Closing, the Stockholder shall take such steps as may be necessary to change its and its Subsidiaries' trade names and corporate names to delete the words "HealthPlan Services" therefrom.

         4.9 HART-SCOTT-RODINO ACT. The parties hereto agree to promptly make all filings, if any, required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), including without limitation responses to requests for additional information.

         4.10 CASUALTY. Loss or damage to the assets or properties of the Companies as a result of fire or casualty between the date of this Agreement and the Closing shall be at the risk of the Stockholder. Any material loss or damage to the assets or properties of the Companies as a result of fire or other casualty, shall, in all events, entitle the Purchaser either: (a) to terminate this Agreement at which time this Agreement shall be null, and, except as otherwise set forth in this Agreement, neither party shall have any further rights, duties or obligations hereunder; or (b) subject to any prior rights the Stockholder's lenders may have to such proceeds, to require the completion of the Closing, in which event the Purchaser, at Closing, shall be entitled to the proceeds of any insurance paid or payable to the Stockholder or the Companies on account of any such loss or damage and to an assignment of all proceeds and claims to proceeds of any such insurance policies. The Stockholder shall execute and deliver to the Purchaser any and all documents or instruments required before or after the Closing to transfer all interests in such claims or proceeds to the Purchaser or to whomever the Purchaser shall direct. The Stockholder shall not agree to any compensation or proceeds or compromise any claim without the Purchaser's prior written approval.

         4.11 TAX RETURN PREPARATION AND EXAMINATIONS.

         (a) RETURNS FOR PERIOD THROUGH THE CLOSING DATE. The Stockholder shall include the income of the Companies (including, without limitation, any deferred income recognized by virtue of Treasury Regulation ss. 1.1502-13 and Treasury Regulation ss. 1.1502-13T and any excess loss accounts taken into income under Treasury Regulation ss. 1.1502-19) on the Stockholder's consolidated federal income Tax Return for all periods through the Closing Date (including, without limitation, all Pre-Closing Periods) and pay all federal, state, local and foreign Taxes attributable thereto. The Companies shall furnish Tax information to the Stockholder for inclusion in the Stockholder's federal, state, local and foreign income Tax Returns for the period beginning on January 1, 2001 and ending on the Closing Date. The Stockholder shall allow the Purchaser not less than thirty (30) days to review and comment upon such federal, state, local and foreign income Tax Returns (including any amended federal, state, local and foreign income Tax Returns) prior to the filing thereof to the extent that such federal, state, local and foreign income Tax Returns relate to the Companies. The Stockholder shall take no position on such federal, state, local and foreign income Tax Returns that could adversely affect the Companies for any period (or part thereof) before or after the Closing Date. The income of the Companies shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by a method mutually agreed upon by the Stockholder and the Purchaser which reasonably allocates the income of the Companies to such periods.

         (b) TRANSFER TAXES. The Stockholder and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes and any transfer, recording, registration and other fees and any similar Taxes ("Transfer Taxes") that become payable in connection with the sale of the Company Stock. All Transfer Taxes shall be paid by the Stockholder when due.

         (c) TAX AUDITS AND NOTICES OF DEFICIENCIES. The Stockholder shall consult with the Purchaser with respect to any Tax audits or notices of deficiency relating to the Companies. The Stockholder shall not settle, or take any other action in respect of, any such matter in a manner which could adversely affect the Companies after the Closing Date without the prior written consent of the Purchaser, which consent may be granted or withheld in the sole discretion of the Purchaser.

         (d) SECTION 338(H)(10) ELECTION. The Stockholder and the Purchaser shall join in making a timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under applicable state, local or foreign Tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Company Stock. The Stockholder and the Purchaser shall jointly prepare the Section 338 Forms (as defined in this Section 4.11) to the extent such preparation has not been completed prior to the Closing and shall timely make any required filings and take any and all other actions reasonably necessary to effect the Section 338(h)(10) Election. The Stockholder shall include in its consolidated federal income Tax Return for its taxable period ending on the Closing Date any Section 338 Forms that are required to be so included on account of the Section 338(h)(10) Election. The Stockholder and the Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election and in allocating the purchase price among the Companies' assets in accordance with Section 338 of the Code (and Schedule 4.11). The Stockholder and the Purchaser agree that the allocation set forth in Schedule 4.11 represents a good faith determination of such allocation, and the parties shall report, act and file their respective Tax Returns, in all respects and for all purposes consistent with such determination. The Stockholder shall pay any and all federal, state, local and foreign Taxes resulting from or otherwise attributable to the Section 338(h)(10) Election. "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to the Internal Revenue Service by a selling consolidated return group or a purchasing corporation in connection with a Section 338(h)(10) Election, including without limitation IRS Form 8023 (together with any schedules or attachments thereto) and any other forms that are required pursuant to the Treasury Regulations and any analogous forms that are required to be filed for state, local or foreign Tax purposes.

         (e) COOPERATION IN TAX MATTERS. The Stockholder and the Purchaser agree to cooperate with and to provide each other with all information for periods prior to or after the Closing Date that is relevant in preparing the Tax Returns pertaining to the Companies. The Stockholder, on the one hand, and the Purchaser, on the other, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information (including access to books or records and Tax Returns (or portions thereof)) pertinent to the Companies, and shall preserve all such information, records and documents in accordance with its generally applicable record retention policies, but in no event for less than seven (7) years.

         4.12 POST-CLOSING ACCESS TO INFORMATION AND RECORDS.

         (a) ACCESS TO STOCKHOLDER RECORDS. After the Closing Date, the Stockholder agrees to provide the Purchaser with full and complete access, during normal business hours upon reasonable notice, to any and all books and records of the Stockholder relating to the Companies necessary to permit the Purchaser or the Companies to file their respective Tax Returns or to accomplish any other legitimate purpose. The Stockholder shall also provide the Purchaser reasonable access to the Stockholder's employees and other representatives to interpret or explain such books and records, and to assist in defending or pursuing any action affecting the

Companies resulting from their respective operations prior to the Closing Date. The Stockholder agrees to respond timely (but in all events within fifteen (15) days of any reasonable written request made by the Purchaser) to all inquiries and requests for documents and information made by the Purchaser with respect to such matters. Notwithstanding any provision of this Agreement to the contrary, this covenant shall survive the Closing Date without limitation as to time.

         (b) ACCESS TO COMPANY RECORDS. After the Closing Date, the Purchaser agrees to provide the Stockholder with full and complete access, during normal business hours upon reasonable notice, to any and all books and records of the Companies necessary to permit the Stockholder to file its Tax Returns or to accomplish any other legitimate purpose. The Purchaser shall also provide the Stockholder reasonable access to the employees and other representatives of the Companies to interpret or explain such books and records, and to assist in defending or pursuing any action resulting from the operation of the businesses of the Companies prior to the Closing Date; provided that the Stockholder shall promptly (but in no event later than ten (10) days after the date of any invoice therefor) reimburse the Purchaser or the Companies, as the case may be, or pay directly (if possible) all out-of-pocket expenses incurred by the Purchaser and the Companies attributable thereto. The Purchaser agrees to respond timely (but in all events within fifteen (15) days of any reasonable written request made by the Stockholder) to all inquiries and requests for documents and information made by the Stockholder with respect to such matters. Notwithstanding any provision of this Agreement, this covenant shall survive the Closing Date without limitation as to time.

         4.13 ACTIONS AND CLAIMS.

         (a) Subject in all respects to the provisions of Article VI hereof, following the Closing, the Purchaser and the Companies shall have responsibility for and liability with respect to, all third-party claims, actions, suits and proceedings ("ACTIONS") relating to the Companies, regardless of the type of claim or the date on which the claim arose or was brought to the attention of the Purchaser and the Companies, except for the following Actions, which shall be assumed by the Stockholder following the Closing, and in respect of which the Stockholder shall have all responsibility and liability and the right to any recoveries which may occur as a result thereof:

                  (i) workers' compensation claims for which the occurrence took place on or before the Closing Date;

                  (ii) claims based on occurrences on or before the Closing Date for which the Stockholder has available to it coverage under its insurance policies and will have the right to receive reimbursement from such insurance carrier for such claims under the terms of such policies;

                  (iii) all Proceedings listed on Schedule 3.11 hereto, except for that certain litigation between HPSI and its former employee, Bob Glaza (the "GLAZA LITIGATION");

                  (iv) all liabilities, debts and other obligations not reflected on the Latest Balance Sheets or the Closing Working Capital Deficit Statement, regardless of whether such liabilities, debts or other obligations are Contingent Liabilities (as defined in Section 9.16 hereof);

                  (v) all severance and similar obligations owed by the Companies to those employees terminated prior to the Closing (including, without limitation, those individuals listed in Schedule 3.14 hereto), and up to a maximum aggregate of $250,000 of severance and similar obligations owed by the Companies to those employees who are terminated by the Companies within sixty
(60) days after the Closing Date, a list of whom shall be delivered to the Stockholder no later than sixty (60) days after the Closing Date; provided that such severance and similar obligations to be assumed and paid by the Stockholder for terminations occurring after the Closing Date shall not include any obligation associated with any failure to give required WARN Act notices or to otherwise comply with the WARN Act or similar state statutes with regard to terminations occurring after the Closing Date;

                  (vi) all liabilities, debts and other obligations in respect of (a) the R.E. Harrington, Inc. Deferred Compensation Agreement by and between R.E. Harrington, Inc. and Robert J. Covert, dated as of May 15, 1987, and amended as of November 8, 1994 and June 26, 1996; and (b) the Deferred Compensation Plan of R. E. Harrington, Inc. by and between R.E. Harrington, Inc. and Robert R. Parker, dated as of January 1, 1988, and amended as of November 8, 1994 and June 26, 1996, copies of which are attached to Schedule 4.13 hereto;

                  (vii) all liabilities, debts and other obligations in respect of (a) the Asset Sale Agreement by and among Plan Services, Inc., CG Insurance Services, Inc. and Renny V. Thomas, dated as of May 27, 1993, and amended as of May 25, 1994; and (b) the Convertible Promissory Notes between the Stockholder and Centra Benefit Services, Inc., dated as of June 16, 1998, copies of which are attached to Schedule 4.13 hereto; and

                  (viii) those matters listed on Schedule 4.13 hereto (which Schedule may be supplemented upon the mutual agreement of the Purchaser and the Stockholder at any time prior to the Closing).

         (b) At the Closing, the Stockholder shall execute and deliver to the Purchaser an Assignment and Assumption Agreement in the form of Exhibit B hereto pursuant to which it shall assume those Actions referenced in clauses (i) through (viii) of Section 4.13 (a). The parties acknowledge and agree that some or all of such Actions that shall be assumed by the Stockholder may not be validly or legally transferable from the Companies to the Stockholder. Subject to the terms of Article VI, defense of all such Actions shall nonetheless be irrevocably undertaken by the Stockholder after the Closing Date, all at the sole cost and expense of the Stockholder, including all costs of judgment or settlement. Subject in all respects to the provisions of Article VI hereof, the Companies shall have no responsibility to defend, indemnify, incur costs or expenses or otherwise participate in any such Actions; PROVIDED, HOWEVER, the Companies shall be required to provide reasonable assistance and cooperation to the Stockholder in the defense thereof by making personnel of the Companies available (provided that such assistance and cooperation does not unreasonably interfere with such employees' ability to fulfill their normal work responsibilities) and to provide reasonable access to the books and records of the Companies upon reasonable prior written notice. In the event that the Stockholder fails to undertake and diligently defend any such Action, the Purchaser shall be entitled to do so in accordance with the indemnification procedures and remedies set forth in this Agreement.

         (c) Certain of the Actions being assigned to, and assumed by, the Stockholder involve disputes over leased or owned equipment and in order for Stockholder to properly defend or prosecute such Actions HPSI must retain the equipment until the Action is resolved. As an accommodation to the Stockholder, the Purchaser agrees that HPSI shall retain the equipment listed on Schedule 4.13(c) hereto (the "EQUIPMENT") until a date designated by the Stockholder (but in no event later than twelve months after the Closing), at which time, HPSI shall dispose of the Equipment in accordance with the reasonable written request of the Stockholder and the Stockholder shall reimburse HPSI for all costs incurred by HPSI in connection with such disposition. Notwithstanding the foregoing, if HPSI determines that it no longer has sufficient space to store the Equipment, then it may dispose of the Equipment, at the Stockholder's sole cost, provided that HPSI (i) gives the Stockholder ten (10) days prior written notice of such disposition, and (ii) complies with the Stockholder's reasonable requests regarding the manner in which HPSI disposes of the Equipment. The Stockholder shall reimburse HPSI for all costs incurred by HPSI in connection with such disposition. The Stockholder hereby agrees that (i) the Purchaser and the Companies shall not be responsible for any liabilities, damages, losses, obligations, costs or expenses attributable to the retention of such equipment by the Purchaser and the Companies (collectively the "Equipment Liabilities"), except that HPSI agrees that the Stockholder shall not be liable to HPSI or any of the Companies for any rent or storage fees in connection with the storage of the Equipment and (ii) the Equipment Liabilities shall be the sole responsibility of the Stockholder.

         (d) The Companies shall retain the right to control the Glaza Litigation, including the discretion to settle, abandon or prosecute such litigation. Any recoveries from the Glaza Litigation shall be used first to pay or reimburse the Companies for the cost of the Glaza Litigation and any payments required to be made to Glaza and the balance shall be paid 50% to the Purchaser and 50% to the Stockholder.

         (e) The Stockholder shall be entitled to all rights of indemnity or reimbursement from third parties, set-off and counterclaim which the Companies my have for any matter which the Stockholder assumes liability hereunder or indemnifies Purchaser for under the provisions of Article VI.

         4.14 FINANCING. Prior to the Closing Date, the Purchaser shall use commercially reasonable efforts to obtain a commitment to finance (i) the transactions contemplated hereby and (ii) the working capital requirements of the Companies, on terms and conditions satisfactory to the Purchaser in its sole discretion, and the Stockholder shall cooperate with, and assist, the Purchaser in such efforts in any manner reasonably requested by the Purchaser.

         4.15 TAMPA FACILITY. The Purchaser shall use commercially reasonable efforts to cause the landlords to release the Stockholder from any guaranty of
(i) the existing lease for the Stockholder's offices located at 3501 Frontage Road, Tampa, Florida 33607, provided that the Stockholder agrees to sublease from the Purchaser, on mutually satisfactory terms and conditions, office space for approximately thirty (30) employees for a period of not more than one hundred twenty (120) days after the Closing Date and (ii) all other existing leases for office space used, as of the date of this Agreement, by the Companies in the conduct of their respective businesses.

         4.16 OTHER AGREEMENTS.

         (a) SYSTEMS. Prior to the Closing, the Stockholder shall transfer and assign to HPSI, or shall cause others to transfer and assign to HPSI, all right, title and interest, free and clear of all Liens, in and to all accounting systems (including, without limitation, the system commonly referred to as "lawson"), payroll systems and assets which are part of the Data Center but are not owned by the Companies as of the date of this Agreement.

         (b) TREWIT PAYMENT. After the Closing, the Stockholder shall pay the Purchaser a monthly fee of Twenty-Five Thousand Dollars ($25,000.00), payable on the last day of each month commencing on the last day of the month in which the Closing occurs and ending on December 31, 2001; provided, however, that such monthly fee shall no longer be payable on and after any date on which the Companies receive Data Center revenues from any new customer in an amount equal to One Million Dollars ($1,000,000.00), on an annualized basis.

         (c) TRANSFERRED ASSETS. Prior to the Closing, the Companies shall assign or otherwise transfer the Transferred Assets (as defined in Section 9.16) to the Stockholder.

         (d) BONDS, CASH COLLATERAL ACCOUNTS, ETC. At or prior to the Closing, the Purchaser shall (i) replace those bonds and the letter of credit issued in favor of NEF which are listed on Schedule 4.16(d) and (ii) provide reasonable assistance to the Stockholder in its efforts to cause those bonds, cash collateral accounts and letters of credit listed on Schedule 4.16(d) to be released prior to the Closing and any cash deposits related thereto to be returned to the Stockholder. It is understood that Purchaser will not be required by this Agreement to put up any cash collateral in order to secure the above referenced bonds.

         (e) TREWIT AGREEMENTS. From and after the Closing, HPSI shall perform the obligations of HPSI and the Stockholder under (i) the Temporary Services Agreement between the Stockholder and Trewit, Inc. relating to the Charleston, West Virginia office of HPSI, a copy of which agreement is attached hereto as
Schedule 4.16(e) (ii) under the Transition Services Agreement between HPSI and Harrington Benefit Services, Inc. dated October 29, 2000; and (iii) the Data Services Agreement between HPSI and Harrington Benefit Services, Inc. dated October 29, 2000.

         (f) LENDERS' APPROVAL. The Stockholder shall use its best efforts to obtain not later than the Closing the consent of its lenders to the consummation of the transactions contemplated hereby and the release of its Liens on the assets of the Companies, the HPSI Stock and the stock of MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. and HPSIA.

         (g) ASSIGNMENT OF STOCK. Prior to the Closing, the Stockholder shall cause HPSI to assign or otherwise transfer to the Stockholder all of the issued and outstanding shares of capital stock of HPS of Delaware LLC, HPS of Louisiana, Inc., Retail Card LLC and HPS of Missouri, Inc. and shall change the names of such entities to delete the letters "HPS" therefrom.

         (h) COBRA COVERAGE. Effective as of Closing, the Companies shall retain responsibility for providing health care continuation coverage under Code
Section 4980B and ERISA Section 601-608 ("COBRA") for all individuals who are eligible, as of the Closing, for COBRA as a result of their employment with one of the Companies. The Stockholder shall reimburse the Purchaser for the administrative cost of providing such coverage, in accordance with the terms of the Transition Services Agreement, as hereinafter defined.

         (i) VESTING FOR CERTAIN EMPLOYEES. As of Closing, each "Target Participant" (which shall mean each individual listed on Schedule 4.16 (i) who is a participant in and who has an account balance or balances in the HealthPlan Services, Inc. Retirement Savings 401(k) Plan) shall become fully vested in such Target Participant's account balance or balances in the HealthPlan Services, Inc. Retirement Savings 401(k) Plan. The Stockholder agrees to establish a defined contribution plan that is qualified under Code Section 401(a) ("Stockholder Plan") as soon as administratively feasible after Closing. As soon as administratively feasible after the establishment of the Stockholder Plan, Purchaser agrees to cause the trustee of the HealthPlan Services, Inc. Retirement Savings 401(k) Plan to transfer to the trustee of the Stockholder Plan, the account balance or balances of each Target Participant, including an in-kind transfer of any outstanding plan loans with respect to each Target Participant. The value of the transferred account balances shall be determined as of the date the distribution request is processed by the trustee of the HealthPlan Services, Inc. Retirement Savings 401(k) Plan or its designee.

         (j) CERES GROUP CLAIMS. Notwithstanding anything contained in this Agreement to the contrary, the first $150,000 of any amounts payable by the Companies to the Ceres Group, Inc. ("Ceres") as a result of any claims of Ceres arising out of HPSI's business relationship with Ceres prior to the Closing shall be borne equally by the Purchaser and the Stockholder. In addition, the Stockholder hereby agrees to indemnify, defend and hold the Companies harmless from and against all amounts payable by the Companies to Ceres in excess of $150,000 as a result of any such claims subject to the notification and defense provisions of Section 7.4 and the cap on maximum liability contained in Section 7.3(a).


                                   ARTICLE V

                     CONDITIONS PRECEDENT TO THE TRANSACTION

         5.1 CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE. Notwithstanding any other provision herein, the obligations of the Purchaser to consummate the transactions contemplated hereunder are, at the option of the Purchaser, subject to the satisfaction of each of the conditions set forth below:

         (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Stockholder shall have complied with and duly performed all agreements and conditions to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

         (c) OPINION OF COUNSEL. The Purchaser shall have received an opinion of Fowler, White, Gillen, Boggs, Villareal & Banker, P.A., counsel for the Stockholder, dated as of the Closing Date, in form and substance satisfactory to the Purchaser.

         (d) NO LEGAL PROCEEDINGS. No order shall have been entered against the Stockholder or the Purchaser restraining or prohibiting consummation of the transactions contemplated hereby.

         (e) CONSENTS. The Stockholder shall have obtained the consent of each party to all contracts, leases and agreements, and all governmental consents and approvals which are required in order to consummate the transactions contemplated by this Agreement as set forth on Schedule 3.2 hereto and any consents required under the HSR Act.

         (f) STOCKHOLDER'S CERTIFICATE. The Purchaser shall have received a certificate dated the Closing Date and executed by the Stockholder, certifying that the representations and warranties made by the Stockholder in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date) and that it has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by it.

         (g) CERTIFICATE OF SECRETARY. The Purchaser shall have received a certificate of the Secretary of the Stockholder, setting forth (i) a copy of the resolutions adopted by the board of directors and the shareholders (if required) of the Stockholder approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) a copy of the certificates (or articles) of incorporation of the Stockholder and the Companies certified by the Secretary of State or other equivalent authority in its jurisdiction of formation as of a date no more than ten (10) days prior to the Closing Date, (iii) a copy of the by-laws (or other similar document) of the Stockholder and the Companies, together with a signature and incumbency certificate, and (iv) a certificate of good standing from the Secretary of State or other equivalent authority in its jurisdiction of incorporation and every state where the Stockholder and the Companies are authorized to do business, as of a date no more than ten (10) days prior to the Closing Date.

         (h) INDEBTEDNESS. All Indebtedness of the Companies shall have been assumed by the Stockholder and the Companies shall have been fully released therefrom, in each case in form and substance reasonably satisfactory to the Purchaser.

         (i) NO MATERIAL ADVERSE CHANGE. Except as set forth on Schedule 5.1(i) hereto, there shall not have occurred a material adverse change in the financial condition, results of operations, assets, properties, businesses, prospects or material agreements of the Companies since the Latest Balance Sheet Date which, in the Purchaser's judgment, would make it inadvisable to proceed with the Closing. The Purchaser shall not have discovered any fact, event or condition which, in the Purchaser's good faith judgment, has or is likely in the immediate future to have a Material Adverse Effect on the Companies.

         (j) EMPLOYMENT AGREEMENTS. Each of those key employees identified by the Purchaser prior to the Closing shall have entered into an employment agreement with the Purchaser, in form and substance satisfactory to the Purchaser (the "EMPLOYMENT AGREEMENTS").

         (k) THIRD PARTY REAL ESTATE DOCUMENTS. To the extent required by the Purchaser's lenders, the Stockholder shall have delivered to the Purchaser original (i) non-disturbance and attornment agreements from the holder of each mortgage or deed of trust encumbering any Leased Real Property and (ii) estoppel certificates, and landlord waivers and access agreements, from each landlord of any Leased Real Property, each of which documents shall be in form and substance reasonably satisfactory to the Purchaser.

         (l) LENDER APPROVAL AND LIEN RELEASES. The Stockholder shall have delivered to the Purchaser (i) written evidence that the Stockholder's lenders have approved the terms of this Agreement and the consummation of the transactions contemplated hereby and (ii) releases of all Liens on or otherwise affecting the assets or properties of the Companies, in each case in form and substance reasonably satisfactory to the Purchaser.

         (m) RELEASE. At the Closing, the Stockholder shall have delivered to the Purchaser an instrument dated the Closing Date releasing the Companies from any and all claims of the Stockholder against the Companies arising prior to the Closing.

         (n) FINANCIAL CERTIFICATE. At the Closing, the Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Stockholder, setting forth the Estimated Closing Balance Sheet and the Estimated Closing Working Capital Deficit of the Companies as of the third day before the Closing Date.

         (o) STOCK POWERS. The Stockholder shall have delivered to the Purchaser duly executed original stock powers and all other documents required to consummate the transactions contemplated hereby, and the Stockholder shall have delivered to the Purchaser (i) original certificates representing the HPSI Stock and (ii) original certificates issued to HPSI representing all of the issued and outstanding shares of capital stock of MMC, ABPA, SNA, PHI, GBAIA, HPSIA Ill. and HPSIA.

         (p) TRANSITION SERVICES AGREEMENT. The Stockholder, the Purchaser and the Companies shall have executed and entered into a Transition Services Agreement, in form and substance satisfactory to the Purchaser (the "TRANSITION SERVICES AGREEMENT").

         (q) LENDER'S FINANCING OF THE TRANSACTION. THE PURCHASER SHALL HAVE OBTAINED FINANCING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND TO OPERATE THE BUSINESS CONDUCTED BY THE COMPANIES FOLLOWING THE CLOSING IN AN AMOUNT OF UP TO $20,000,000 AND UPON TERMS AND CONDITIONS WHICH ARE SATISFACTORY TO THE PURCHASER IN ITS SOLE DISCRETION.

         (r) PROMISSORY NOTE. The Stockholder shall have executed and delivered to the Purchaser the Promissory Note.

         (s) DUE DILIGENCE INVESTIGATION. The Purchaser shall have completed its due diligence review of the business of the Companies and shall not have delivered to the

Stockholder written notice (a "Due Diligence Termination Notice") that it desires to terminate this Agreement because it is not satisfied, in its sole discretion, with the results thereof.

         ASSIGNMENT AND ASSUMPTION AGREEMENT. The Stockholder shall have executed and delivered to the Purchaser an Assignment and Assumption Agreement, in form and substance satisfactory to the Purchaser (the "ASSIGNMENT AND ASSUMPTION AGREEMENT").


                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE TRANSACTION

         6.1 CONDITIONS PRECEDENT TO THE STOCKHOLDER'S OBLIGATION TO CLOSE. Notwithstanding any other provision herein, the obligations of the Stockholder to consummate the transactions contemplated hereunder are, at the option of the Stockholder, subject to the satisfaction of each of the conditions set forth below:

         (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Purchaser shall have complied with and duly performed all agreements and conditions to be complied with or performed by it on or before the Closing Date pursuant to or in connection with this Agreement.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

         (c) NO LEGAL PROCEEDINGS. No order shall have been entered against the Stockholder or the Purchaser restraining or prohibiting consummation of the transactions contemplated hereby.

         (d) PURCHASER'S CERTIFICATE. The Stockholder shall have received a certificate dated the Closing Date and executed by the Purchaser, certifying that the representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date) and that it has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by it.

         (e) CERTIFICATE OF SECRETARY. The Stockholder shall have received a certificate of the Secretary of the Purchaser, setting forth (i) a copy of the resolutions adopted by the board of directors and the shareholders (if required) of the Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) a copy of the certificate (or articles) of incorporation of the Purchaser certified by the Secretary of State or other equivalent authority in its jurisdiction of formation as of a date no more than ten (10) days prior to the Closing Date,
(iii) a copy of the by-laws (or other similar document) of the Purchaser, together with a signature and incumbency certificate, and (iv) a certificate of good standing from the Secretary of State or other equivalent authority in the Purchaser's jurisdiction of incorporation.

         (f) RELEASE. The Stockholder shall have received an instrument dated the Closing Date executed by the Persons listed on Schedule 6.1(f) hereto which releases the Stockholder and its Affiliates from any premiums payable to such Persons as of the Closing Date. In addition, the Purchaser and the Companies shall have delivered to the Stockholder a release executed by them which releases the Stockholder from the claims they may have against the Stockholder as a result of the premiums payable to such Persons, other than any claims arising under, pursuant to or in accordance with the terms of this Agreement or any agreement, instrument or document contemplated hereby.

         (g) LENDER APPROVAL. The Stockholder shall have received the approval of its lenders to consummate the transactions contemplated hereby.

         (h) LETTERS OF CREDIT AND BONDS. All letters of credit and bonds listed on Schedule 4.16(d) hereto shall have been replaced and arrangements satisfactory to Stockholder for the return of all cash collateral related thereto shall have been made.

         (i) TRANSITION SERVICES AGREEMENT. The Stockholder, the Purchaser and the Companies shall have executed and entered into the Transition Services Agreement.

         (j) ASSIGNMENT AND ASSUMPTION AGREEMENT. The Purchaser shall have executed and delivered to the Stockholder the Assignment and Assumption Agreement, in a form satisfactory to the Stockholder.


                                  ARTICLE VII

                                 INDEMNIFICATION

         7.1 BY THE STOCKHOLDER.

         (a) The Stockholder agrees to indemnify, defend and hold harmless the Purchaser from and against (i) any and all liabilities, debts, obligations, losses, damages, deficiencies, claims, actions, suits, proceedings, demands, assessments, Taxes, customs obligations, penalties, interest or any other costs, orders and judgments (whether known or unknown, fixed, contingent, accrued, absolute or otherwise), joint or several, to which the Purchaser (and after the Closing, the Companies) may become subject ("LOSSES"), arising out of (A) any inaccuracy in any representation or warranty by the Stockholder in this Agreement, (B) any breach or default in the performance or observance by the Stockholder of any of the covenants or agreements which it is to perform or observe hereunder, (C) any brokerage, finder's fee or the like incurred as a result of the actions of the Stockholder in connection with the transactions herein contemplated, or (D) the Actions described in clauses (i) through (viii) of Section 4.13(a); and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

         (b) The Stockholder shall not be liable hereunder for any claims made by the Purchaser pursuant to Section 7.1(a)(i)(A) or 7.1(a)(i)(D) to the extent it requires indemnification for items under 4.13(a)(iv) for something which is also a breach of a representation and warranty hereof after eighteen (18) months from the Closing Date, except that there shall be no limitation

(other than the applicable statute of limitations) on the time within which a claim may be made by the Purchaser (i) pursuant to Section 7.1(a)(i)(A) with respect to a breach of Section 3.2(a), Section 3.3(a), (b) and (d), the second sentence of Section 3.8(c), Section 3.13, Section 3.15, Section 3.17, Section
3.27 or Section 3.29 hereof, (ii) pursuant to Section 7.1(a)(i)(B), (C) or (D) to the extent it requires indemnification for items under 4.13(a)(iv) for something which is not a breach of a representation and warranty hereof , or
Section 7.1(a)(ii) (to the extent such costs, fees and expenses relate to any of the above extended items) or (iii) with respect to any fraudulent act or omission by the Stockholder.

         7.2 BY THE PURCHASER.

         (a) The Purchaser agrees to indemnify, defend and hold harmless the Stockholder from and against (i) any and all liabilities, debts, obligations, losses, damages, deficiencies, claims, actions, suits, proceedings, demands, assessments, orders and judgments (whether known or unknown, fixed, contingent, accrued, absolute or otherwise), joint or several, to which the Stockholder may become subject, arising out of (A) any inaccuracy in any representation or warranty made by the Purchaser in this Agreement, (B) any breach or default in the performance or observance by the Purchaser of any of the covenants or agreements which it is to perform or observe hereunder, (C) any brokerage, finder's fee or the like incurred as a result of the Purchaser's actions in connection with the transactions herein contemplated or (D) subject to the obligations of the Stockholder pursuant to Section 1.3(b)(ii), Section 1.4(d),
Section 4.13 and Section 7.1, any liability of the Companies which is included on the final Working Capital Deficit Statement or which was incurred by the Companies after the Closing Date and for which the Stockholder is not otherwise obligated to indemnify the Purchaser or the Companies pursuant to the terms of this Agreement; and (ii) any and all actual costs, fees and expenses (including, without limitation, reasonable legal and accounting fees) related to, resulting from or arising out of any of the foregoing.

         (b) The Purchaser shall not be liable hereunder for any claims made by the Companies pursuant to Section 7.2(a)(i)(A) hereof after eighteen (18) months from the Closing Date, except that there shall be no limitation (other than the applicable statute of limitations) on the time within which a claim may be made by the Stockholder (i) pursuant to Section 7.2(a)(i)(A) with respect to a breach of Section 2.2 or Section 2.3, (ii) pursuant to Section 7.2(a)(i)(B) or (C) hereof or Section 7.2(a)(ii) (to the extent such costs, fees and expenses relate to any of the above extended items) or (iii) with respect to any fraudulent act or omission by the Purchaser.

         7.3 INDEMNIFICATION AMOUNTS.

         (a) Notwithstanding anything to the contrary contained herein, the Stockholder shall not have any liability under Section 7.1(a)(i)(A) or 7.1(a)(i)(D) to the extent it requires indemnification for items under 4.13(a)(iv) or as a result of a breach of the covenant contained in Section 4.13(a)(iv) hereof unless at least $100,000 of damage is suffered by the Purchaser by reason of the matters described therein, in which event the Stockholder shall be liable for the amount of all such damage from the first dollar, up to a maximum aggregate amount of Forty Million Dollars ($40,000,000.00); provided however, that the unpaid principal balance of the Promissory Note shall be reduced, on a dollar for dollar basis, for each dollar by which the Purchaser's indemnification obligations hereunder exceed Thirty Million Dollars ($30,000,000.00).

         (b) Notwithstanding anything to the contrary contained herein, the Purchaser shall not have any liability under Section 7.2(a)(i)(A) hereof unless at least $100,000 of damage is suffered by the Stockholder by reason of the matters described therein, in which event the Purchaser shall be liable for the amount of all such damage.

         7.4 NOTICE OF AND DEFENSE AGAINST CLAIMS.

         (a) (1) With respect to all Proceedings pending as of the Closing (except for those Proceedings described in Section 7.4(a)(2) and listed on Schedule 7.4 hereto), and promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, send notice of the commencement thereof to the indemnifying party. The failure of the indemnified party to give such notice shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually and materially prejudiced by the failure to give such notice. Additionally, the indemnified party shall keep the indemnifying party reasonably informed of any matters, including correspondence which may be reasonably expected to result in claim for indemnification. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party in respect of such action for any legal or other expenses subsequently incurred by the indemnified party after the date such notice is given to such indemnified party in connection with the defense thereof. The indemnified party, however, shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice. In the event that the indemnifying party and the indemnified party are named parties in or are subject to such action and either such party determines with the advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such action, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf and in either such case the indemnifying party shall be required to pay any legal or other expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense. If the indemnifying party shall assume the defense of any such action, the indemnified party shall cooperate with it and the indemnifying party shall not, without the consent of the indemnified party, consent to the entry of any judgment or enter or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such action or claim. Provided the proper notice has been duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, the indemnified party may respond to, contest and defend against such action and make in good faith any compromise or settlement with respect thereto and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such action or the settlement of compromise thereof from the indemnifying party. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred. Except as is otherwise provided hereinabove, no indemnifying party shall be liable for any settlement of any claim or action pursuant to this
Article VII effected without the prior written consent of such indemnifying party; PROVIDED, HOWEVER, that if the indemnifying party does not consent to a settlement, the indemnified party may nevertheless settle, unless the indemnifying party agrees to indemnify, defend and hold the indemnified party harmless against any Losses, costs, fees and expenses attributable thereto to the indemnified party's satisfaction.

                  (2) Notwithstanding the assumption by the Stockholder of all proceedings listed on Schedule 3.11 hereto in which any of the Companies is a defendant, the Companies shall continue to defend those Proceedings listed on
Schedule 7.4 hereto, all of which are hereby represented by the Stockholder to be routine litigation matters arising from the conduct of the Companies' businesses in the ordinary course. The Stockholder shall have the right to participate in such Proceedings in the manner specified in this Section 7.4, and nothing contained herein shall prevent the Stockholder from assuming the defense of any such Proceeding. In order to avoid any doubt, uncertainty or ambiguity, the Stockholder acknowledges and agrees that (i) it shall remain solely responsible for, and shall pay as incurred, all Losses, costs, fees and expenses attributable to the Proceedings set forth on Schedule 7.4 hereto and (ii) this
Section 7.4(a)(2) shall not be construed or interpreted in any manner to modify
Section 4.13 hereof.

         (b) Any claim on account of any loss, liability, obligation, damage or expense referred to in Sections 7.1 or 7.2 hereof which does not result from a third party claim shall be asserted by written notice given by the indemnified party to the indemnifying party. The indemnifying party shall have a period of thirty (30) days within which to respond thereto. If the indemnifying party does not respond within such thirty (30) day period, the indemnifying party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the indemnifying party does respond within such thirty (30) day period and rejects such claim in whole or in part, the indemnified party shall be free to pursue such remedies as may be available to such party under applicable law.


                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of the Purchaser and the Stockholder. This Agreement shall automatically terminate if the Closing Date has not occurred on or before June 15, 2001 unless such date is extended by written consent of the parties hereto.

         8.2 TERMINATION BY THE PURCHASER. The Purchaser may terminate this Agreement by written notice to the Stockholder at any time prior to the Closing Date if:

         (a) a condition to the performance of the Purchaser set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of the Purchaser;

         (b) a change in the business, operations or condition of the Companies has occurred that has a Material Adverse Effect on the Companies or their assets, properties, prospects or financial condition, either individually or in the aggregate;

         (c) a material default under or a material breach of this Agreement or a material misrepresentation or a material breach of any warranty or covenant of the Stockholder set forth in this Agreement or in any instrument delivered by the Stockholder pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by the Stockholder on or prior to the Closing Date;

         (d) the Stockholder delivers a supplemental Schedule (which highlights all of the changes to the original Schedules attached hereto) after execution of this Agreement but prior to Closing and the Purchaser is not willing to accept the supplemental Schedule as a replacement for the original Schedule and notifies the Stockholder of the exercise of this termination right in writing within five (5) days after the receipt of the supplemental Schedule in accordance with Section 9.19 hereof; or

         (e) on or before the Closing Date the Purchaser shall have delivered to the Stockholder a Due Diligence Termination Notice.

         8.3 TERMINATION BY THE STOCKHOLDER. The Stockholder may terminate this Agreement by written notice to the Purchaser at any time prior to the Closing Date if:

         (a) a condition to the performance of the Stockholder set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of the Stockholder; or

         (b) a material default under or a material breach of this Agreement or a material misrepresentation or a material breach of any warranty or covenant of the Purchaser set forth in this Agreement or in any instrument delivered by the Purchaser pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by the Purchaser on or prior to the Closing Date.

         8.4 EFFECT OF TERMINATION. In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this
Article VIII, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or stockholders, except for the obligations between the parties described in
Section 9.2 and Section 9.3 hereof and the Purchaser shall promptly return to the Stockholder all confidential information received in connection with the transactions contemplated hereby; PROVIDED, HOWEVER, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty or covenant set forth in this Agreement which breach was within their control, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity. For purposes of this Agreement, if the Purchaser terminates this Agreement pursuant to Section 8.2(d) or (e) hereof, the Purchaser shall not be entitled to seek any remedy for breach hereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 FURTHER ASSURANCES. From and after the Closing Date, the parties hereto will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to perfect the transactions contemplated hereby.

         9.2 PUBLICITY. Except as otherwise required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby which identifies the parties hereto other than the party making such announcement (except for notices that may be made as a result of requesting early termination of the Hart-Scott-Rodino waiting period, if any) shall be made without advance approval thereof by the Stockholder and the Purchaser.

         9.3 CONFIDENTIALITY. Each party hereto agrees that it will, and will advise its officers, directors, stockholders, attorneys, accountants, consultants and agents of the necessity to, keep confidential all non-public information concerning the other which it has learned in connection with the transactions contemplated by this Agreement.

         9.4 NO WAIVER. The failure of either party hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

         9.5 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto and the documents, agreements, certificates and letters delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous agreements, writings, negotiations and commitments.

         9.6 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Delaware applicable to contracts made and to be performed wholly therein. Each party to this Agreement: (a) agrees that any legal action or proceeding under this Agreement shall be brought in the courts of the State of Delaware or in the United States District Court located in the State of Delaware; (b) irrevocably submits to the jurisdiction of such courts;
(c) agrees not to assert any claim or defense that it is not personally subject to the jurisdiction of such courts, that any such forum is not convenient or the venue thereof is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and (d) agrees to accept service of process on it by certified or registered mail or by any other method authorized by law.

         9.7 ASSIGNMENT.

         (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, except that the rights of the Purchaser hereunder may be assigned in whole but not in part, without the consent of the other parties hereto, to any Person all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by the Purchaser or to any Affiliate of the Purchaser; PROVIDED THAT the assignee shall assume in writing all of the Purchaser's obligations hereunder and the Purchaser shall remain liable for such obligations.

         (b) Notwithstanding any provision of this Agreement to the contrary, the Stockholder hereby acknowledges and agrees that all of the covenants, representations, warranties and indemnities of the Stockholder under this Agreement, and under any other agreement or instrument contemplated hereby to which the Stockholder is a party may be collaterally assigned to any and all lenders to the Purchaser or any of its Affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.

         9.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any other Person.

         9.9 FEES AND EXPENSES. Except as otherwise required herein, the Stockholder, on the one hand, and the Purchaser, on the other hand, shall each bear their own direct and indirect expenses (including, without limitation, the fees and expenses of their legal, tax and accounting counsel and advisors) incurred in connection with the negotiation and preparation of this Agreement and the other agreements and documents contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby. In the event of any Proceeding among any of the parties hereto concerning this Agreement or the transactions contemplated hereby, the prevailing party in such Proceeding shall be entitled to reimbursement from the party opposing such prevailing party of all reasonable attorneys' fees and costs incurred in connection with such Proceeding.

         9.10 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

         9.11 PARAGRAPH HEADINGS. The paragraph headings herein have been inserted for convenience of reference only and shall in no way be deemed to affect the meaning or interpretation of any of the terms or provisions hereof.

         9.12 NOTICES. Any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

                  In the case of the Stockholder, to it at:

                  HealthPlan Services Corporation
                  3501 Frontage Road
                  Tampa, Florida 33607
                  Attn: Phillip S. Dingle
                  Fax: (813) 282-0490

                  with a copy to:

                  Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. 501 East Kennedy Boulevard
                  Suite 1700
                  Tampa, Florida 33602
                  Attn: David C. Shobe, Esq.
                  Fax: (813) 228-9401

                  In the case of the Purchaser, to it at:

                  HealthPlan Holdings, Inc.
                  c/o Sun Capital Advisors, LLC
                  5355 Town Center Road, Suite 802
                  Boca Raton, Florida 33486
                  Attn: Mr. Marc J. Leder and Mr. Rodger R. Krouse
                  Fax: (561) 394-0540

                  with a copy to:

                  Sun Capital Partners, Inc.
                  5355 Town Center Road, Suite 802
                  Boca Raton, Florida 33486
                  Attn: C. Deryl Couch, Esq.
                  Fax: (561) 394-0540

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five
(5) business days after such notice or demand is sent; and, in the case of clause (b), the date of receipt if prior to 5:00 p.m. local time, otherwise the business day next following the date such notice or demand is sent.

         9.13 UNENFORCEABILITY; SEVERABILITY. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

         9.14 BROKERS' FEES. The Stockholder warrants that the Purchaser shall have no liability with respect to any brokerage fees or agents' commissions incurred by the Stockholder or the Companies in connection with the transactions contemplated hereby. The Purchaser warrants that the Stockholder shall not have any liability with respect to brokerage fees or agents' commissions incurred by the Purchaser in connection with the transactions contemplated hereby.

         9.15 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

         9.16 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         (a) "AFFILIATE" with respect to any person, means any person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of such person.

         (b) "CAPITAL LEASE" means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         (c) "CODE" means the Internal Revenue Code of 1986, as amended.

         (d) "CONTINGENT LIABILITIES" means, with respect to any Person, those liabilities, debts and other obligations that, in conformity with GAAP, are not required to be accounted for as a liability, debt or other obligation on the balance sheet of such Person.

         (e) "DATA CENTER" means (i) the hardware, software (whether owned or leased), support services and wide area network connectivity used to provide data processing capabilities to the Companies, Harrington Benefit Services, Erisco, the State of Oklahoma, and all of their respective clients and (ii) the financial, accounting and payroll applications and support hardware and software used by the Companies.

         (f) "DRAFT CLOSING BALANCE SHEET" means the consolidated balance sheet of the Companies as of the Closing Date which the Purchaser shall cause to be prepared in accordance with GAAP and, to the extent consistent with GAAP, applied on a basis consistent with past practice and utilizing the same accounting procedures and policies as used in preparing the Balance Sheets and the Latest Balance Sheets.

         (g) "EMPLOYEE BENEFITS" means any and all non-public pension or welfare benefit programs, plans, arrangements, agreements and understandings which cover or otherwise benefit employees or former employees of the Companies generally or specific individual employees of the Companies and to which the any of such companies contribute or is a party, by which it may be bound, or under which it may have liability, including pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, medical, dental, life and disability insurance.

         (h) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, record keeping, notification and reporting requirements respecting Hazardous Substances, or otherwise relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         (i) "ESTIMATED CLOSING BALANCE SHEET" means the good faith estimate by the Stockholder of the Closing Balance Sheet of the Companies, if any, which shall be set forth in a Schedule to be delivered to the Purchaser not less than three (3) business days prior to the Closing Date.

         (j) "ESTIMATED CLOSING WORKING CAPITAL DEFICIT" means the good faith estimate by the Stockholder of the Closing Working Capital Deficit of the Companies, if any, which shall be set forth in a Schedule to be delivered to the Purchaser not less than three (3) business days prior to the Closing Date.

         (k) "HAZARDOUS SUBSTANCES" means any substance regulated under any Environmental Laws, including without limitation hazardous substances as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., as amended ("CERCLA"), petroleum products, radioactive materials, asbestos and polychlorinated biphenyls ("PCBS").

         (l) "INDEBTEDNESS" means all current and long-term indebtedness for borrowed money (including, without limitation, all revolving credit facilities, term loans and notes, lines of credit, or loans or similar financing arrangements due to banks, similar financial institutions or other third parties issued for the account of the Companies, letters of credit, bankers' acceptances, Capital Leases and overdrafts) of the Companies. "Indebtedness" shall not include any premiums payable to carriers or other accounts payable taken into account in determining the Closing Working Capital Deficit and set forth on the Closing Working Capital Deficit Statement

         (m) "KNOWLEDGE" with respect to the Stockholder means the knowledge of any director or executive officer of the Stockholder or any director or executive officer of the Companies (including, without limitation, Jeff Bak, Alan Fazer, Dan Meier and Bob Walters), including in each case facts of which directors and officers, in the reasonably prudent exercise of their duties, should be aware.

         (n) "LIENS" means any mortgages, liens, claims, pledges, charges, security interests, restrictions, prior assignments and encumbrances of any kind whatsoever, or any conditional sale agreement or other title retention agreement.

         (o) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any effect that is, or series of effects that are, in the aggregate, materially adverse to the operations, business, assets, liabilities, properties, prospects, results of operations or financial condition of such Person.

         (p) "PERSON" includes, but is not limited to, a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, organization, trust, government or governmental authority, agency or instrumentality, or other entity, and any group of any of the foregoing acting in concert.

         (q) "PRE-CLOSING PERIOD" shall mean any Tax period ending on or before the Closing Date and, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period through and including the Closing Date.

         (r) "RESTRICTED BUSINESS" means the businesses conducted by the Companies as of the Closing Date and at any time during the two (2) year period preceding the Closing Date (including, without limitation, the business commonly referred to as the "Small Group Business"); provided, however, that the term "Restricted Business" shall not include the business of performing general preferred provider organization services including the following: provider file management and maintenance, claim repricing, network data management, claim data reporting, web-hosting for network clients, e-commerce/internet services for network and payer clients, overpayment recovery, health card/medical discount card services, network access (primary ppo and supplemental ppo), defined contribution ppo services, HMO services, reinsurance reporting, fraud and abuse claim investigation, workers compensation claim repricing, subrogation, utilization management/utilization review, pharmacy benefit management, medical demand management, physician/facility profiling, hospital bill audit, hospital bill review, network recruiting, network credentialing, quality/accreditation, international healthcare, travel ppo, catastrophic care/network services, network loading and maintenance, i-Physician.net, medical liability insurance, off-shore risk captive, auto/personal injury repricing and claim management, cognos reporting, national payer marketing, e-pricing (claimpass services) and "claim management" (which term shall mean the management of the flow of claim related data to or from claim adjusters and other third parties and INCIDENTAL pre-adjudication, repricing or processing activities but shall not include claim processing, adjudication or claim payment services which are commonly provided by a carrier, administrator or third party administrator).

         (s) "SUBSIDIARY" means (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by the Companies, or (b) any corporate or non-corporate entity in which the Companies, directly or indirectly, at the date of determination thereof, has an ownership interest


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and one hundred percent (100%) of the revenue of which is included in the consolidated financial reports of the Companies consistent with GAAP. With respect to past events, a reference to a Subsidiary shall be a reference to such Subsidiary and its predecessors.

         (t) "TARGET AMOUNT" means negative Forty Million Dollars
(-$40,000,000.00).

         (u) "TAX" means any federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

         (v) "TAX AUTHORITY" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

         (w) "TAX PROCEEDING" means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax Authority relating to any Tax for which any of the Companies is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of any of the Companies.

         (x) "TAX RETURN" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

         (y) "TRANSFERRED ASSETS" means those assets of the Companies listed on
Schedule 9.16(y) hereto which shall be assigned or otherwise transferred to the Stockholder prior to the Closing.

         (z) "TREASURY REGULATION" means any temporary, proposed or final Treasury regulation promulgated under the Code.

         9.17 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

         9.18 LEGAL FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to


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

recover from the non-prevailing party, all costs incurred in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

         9.19 SUPPLEMENTAL SCHEDULES. If at any time subsequent to execution of this Agreement but no less than ten (10) days prior to Closing, the Stockholder shall determine that any Schedule delivered hereunder is incorrect or incomplete in any material respect or facts or circumstances intervening since the delivery of such Schedule has made such Schedule incorrect or incomplete, the Stockholder may deliver to the Purchaser a supplemental Schedule and subject to Purchaser's right to terminate this Agreement by notifying Purchaser in writing of the exercise of such right within five (5) days after the receipt thereof if Purchaser concludes, in its sole discretion, that the matters disclosed on such supplemental Schedule are not acceptable to the Purchaser, such supplemental Schedule shall be substituted for the Schedule it supplements or replaces and any representation or warranty related thereto shall thereafter refer to such supplemented Schedule for purposes of determining whether or not the representation or warranty is inaccurate or incomplete.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                         HEALTHPLAN HOLDINGS, INC.

                                         By:
                                             -----------------------------------
                                         Name: M. Steven Liff
                                         Title: Vice President



                                         HEALTHPLAN SERVICES CORPORATION

                                         By:
                                             -----------------------------------
                                         Name: Phillip S. Dingle
                                         Title: President & CEO